Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

ALLIANT INSURANCE SERVICES, INC.,

SOUTH PLAINS FINANCIAL, INC.

AND

CITY BANK

DATED AS OF APRIL 1, 2023

i

6.14	Guaranties	26
6.15	Litigation	26
6.16	Legal Compliance	26
6.17	Tax Matters	27
6.18	Insurance	28
6.19	Employees	29
6.20	Employee Benefits	30
6.21	Powers of Attorney	31
6.22	Subsequent Events	31
6.23	Anti-Corruption	31
6.24	Material Clients	31
6.25	Material Carriers	32
6.26	Related Party Transactions	32
6.27	Real Property	32
6.28	Broker Fees	33
6.29	CARES Act; COVID-19 Pandemic	33
ARTICLE VII CLOSING DELIVERIES		33
7.1	Closing Deliveries	33
7.2	Actions Reasonably Satisfactory	35
ARTICLE VIII POST-CLOSING COVENANTS		35
8.1	General	35
8.2	Third Party Consents	35
8.3	Litigation Support	36
8.4	Restrictive Covenants	36
8.5	Taxes	38
8.6	Employee Compensation and Benefits Responsibilities	43
ARTICLE IX REMEDIES FOR BREACHES OF THIS AGREEMENT		44
9.1	Survival	44
9.2	Indemnification by the Seller Parties	44
9.3	Indemnification by Alliant	45
9.4	Indemnification Manner of Payment; Matters Involving Third Parties	46
9.5	Other Remedies, Limitations and Provisions	47
9.6	Special Indemnification Matters	49
9.7	Purchase Price Adjustments	49
ARTICLE X MISCELLANEOUS		50
10.1	Confidentiality and Public Announcements	50
10.2	No Third-Party Beneficiaries	50
10.3	Entire Agreement	50
10.4	Succession and Assignment	50
10.5	Counterparts; Electronic Delivery	51
10.6	Notices	51
10.7	Governing Law	52
10.8	Consent to Jurisdiction	52
10.9	Waiver of Jury Trial	52
10.10	Judicial Reference	52
10.11	Amendments and Waivers	53
10.12	Severability	54
10.13	Expenses	54

ii

SCHEDULES AND EXHIBIT

Exhibits

Exhibit A	Form of Transition Services Agreement

Schedules
Schedule 1.1	Business Services
Schedule 1.2	Closing Net Working Capital Illustration
Schedule 2.3(b)(ii)(A)	Pay-off Amounts
Schedule 7.1(a)(xii)	Required Administrative Credentials
Schedule 7.1(a)(xiii)	Required Notices, Filings, and Consents
Schedule 7.1(a)(xiv)	Required Contract Terminations
Schedule 7.1(a)(xv)	Required Pay-off Letters, UCC-Lien Termination Authorizations
Schedule 7.1(a)(xviii)	Key Employees
Schedule 9.6	Special Indemnification Matters

Disclosure Schedule

iii

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 1, 2023, by and among ALLIANT INSURANCE SERVICES, INC., a California corporation (“Alliant”); SOUTH PLAINS FINANCIAL, INC., a Texas corporation (“Parent”); and CITY BANK, a Texas state chartered bank (“Seller”).  Parent and Seller are sometimes referred to herein individually as a “Seller Party”, and collectively as the “Seller Parties”.  Alliant and the Seller Parties are sometimes referred to individually as a “Party” and collectively as the “Parties”.  Capitalized terms not otherwise defined in this Agreement are used as defined in Section 1.1.

RECITALS:

A.          Seller is the record owner of all the outstanding shares of capital stock of Windmark Insurance Agency, Inc. d/b/a Windmark Crop Division (the “Company”) (the entire outstanding shares of capital stock of the Company referred to as the (“Company Shares”).

B.           Parent is the record owner of all the outstanding shares of capital stock of Seller.

C.           The Company is engaged in providing Business Services in the Restricted Territory.

D.          As a condition hereto, at the Closing, (i) Alliant and Kelly Deterding, the Company’s President, are entering into an employment agreement (the “Deterding Employment Agreement”), and (ii) Alliant and certain key employees are entering into employment agreements (“Key Employee Employment Agreements” together with the Deterding Employment Agreement, the “Employment Agreements”).

E.           The Parties desire that Seller sell, transfer, and assign the Company Shares to Alliant and that Alliant purchase the Company Shares on the terms and subject to the conditions set forth in this Agreement.

F.            To induce Alliant to enter into this Agreement and the Employment Agreements, and to consummate the Transactions, the Seller Parties agree to be bound by their respective Restrictive Covenants.

NOW, THEREFORE, in consideration for the representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are conclusively acknowledged, the Parties, intending to become legally bound, agree as follows:

ARTICLE I

DEFINITIONS

1.1          Certain Defined Terms.  The following terms have the following meanings:

“Active Prospective Client” means, with respect to a particular Person specified herein, any other Person (other than a Client) to whom or which such specified Person had communicated in writing within the twenty-four (24) months preceding a specified date, with respect to becoming a Client. As such term is used in Article VI, the “specified date” shall be the Closing Date, and as such term is used in Section 8.4 (including within the definition of “Confidential Information” as that term is used in Section 8.4), the “specified date” shall be the later of the Closing Date or the date of the relevant activity restricted by such Section 8.4.

“Adverse Consequences” means (i) any loss, damage, liability, expense, diminution in value, obligation, lien, fine, penalty and other costs (including investigatory costs, interest and reasonable attorneys’ fees and expenses), whether or not arising out of third party claims, (ii) all amounts paid (including reasonable attorneys’ fees and expenses) in the investigation, defense or settlement, or in compliance with, any actual or threatened Litigation (including any liability which may arise under an alter ego, de facto control, de facto merger, successor, transferee or other similar theory or ground for liability), and (iii) reasonable attorneys’ fees and expenses and other costs incurred in connection with the enforcement of any rights hereunder; provided, however, that in no event shall Adverse Consequences mean or include punitive or special damages (except to the extent paid or payable in connection with a Third Party Claim).

“Affiliate” means, with respect to a particular Person specified herein, (a) any other Person, directly or indirectly, controlling, controlled by or under common control with such specified Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlling” and “controlled” shall have a correlative meaning), (b) where such specified Person is an individual, his or her spouse and his or her lineal descendants (including children by adoption and stepchildren), and any trust or custodianship, the beneficiaries of which include only such specified Person and the other Persons described in this clause (b), and (c) where such Person is a trust, its creator, any of its trustees, or any of its beneficiaries.

“Affiliated Group” means any “affiliated group” (as defined in Section 1504(a) of the Code) or any similar group defined under a similar provision of state, local, or non-United States law (including groups filing Taxes on a combined, consolidated, unitary, or other similar basis).

“Alliant Company(ies)” means Alliant, any of its Subsidiaries or Affiliates, and any of their respective successors or assigns.  For the sake of clarity, after the Closing the term “Alliant Companies” shall include the Company.

“Alliant Indemnified Parties” means each Alliant Company and their respective officers, directors, managers, members, partners, employees, agents and representatives.

“Basic Indemnification Cap” means an aggregate of $3,550,000.

“Basic Indemnification Threshold” means an aggregate of $200,000.

“Basic Representations” means all the representations and warranties of the Parties included in this Agreement, other than the Fundamental Representations and the Special Representations.

“Books and Records” means originals and copies of all books, records, customer lists, policy information, contracts, administrative and pricing manuals, claim records, sales records, underwriting records, financial records, compliance records prepared for or filed with Governmental Authorities, Tax Returns, Tax records and all other documents and information related to the operation of one or more Persons specified herein, in the possession or control of such Persons, or any of their respective Affiliates (or in the case of the Company, in the possession or control of the Seller Parties), whether or not stored in hardcopy form or on electronic, magnetic or optical media.

“Business Day” means any day of the year on which national banking institutions in the State of California are open to the public for conducting business and are not required or authorized to close.

“Business Services” means (a) crop insurance agency and brokerage services, including, without limitation, insurance agency and brokerage services with respect to multi-peril crop insurance and named peril crop insurance listed on Schedule 1.1, animal mortality, specialized financial products (such as, tree and vine coverage and temperature trigger weather policies), risk management tools (such as, adjusted gross revenue programs), Software developed and/or sold and/or data collected and processed, and (b) any other insurance agency and brokerage services offered, marketed, and conducted by the Company on, or at any time during the twelve (12) months preceding, the Closing Date.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act and applicable rules and regulations, as amended from time to time.

“Carrier” means any insurance carrier, market, or intermediary, including wholesale brokers and agents.

“Client” means, with respect to a particular Person specified herein, any other Person (including a Named Insured or an Insurance Agent or Broker) to whom or which such specified Person (or any of its employees, independent producers, or Subsidiaries on behalf of such specified Person) has provided, at any time within the twenty-four (24) months preceding a specified date,   any services that such specified Person provides in the conduct of its business. As such term is used in Article VI (including within the definition of “Confidential Information” as that term is used in Article VI), the “specified date” shall be the Closing Date, and as such term is used in Section 8.4, the “specified date” shall be the later of the Closing Date or the date of the relevant activity restricted by such Section 8.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any non-public proprietary confidential information or trade secrets of a Person specified herein, regardless of whether in tangible form (such as a document, drawing, photograph, computer code, Software, or other printed or electronic media) or intangible form (such as unrecorded knowledge, information, ideas and concepts), that relates to such Person’s business and confers or tends to confer a competitive advantage on such Person and/or has commercial value for such Person’s business, including:

(a)          the identity (as a Client or Active Prospective Client) of any Client or Active Prospective Client of such Person;

(b)          the identity, authority and responsibilities of key contacts at each Client and Active Prospective Client of such Person;

(c)        the terms and conditions of agreements with insurance companies from which insurance coverage or other commitments, products, benefits or services for Clients are obtained, including the commission rates and/or fees with respect thereto (including commission-sharing splits with other Persons, such as Insurance Agents or Brokers);

(d)        the terms and conditions of consulting agreements and other agreements with Clients, including commission-sharing splits with Insurance Agents and Brokers;

(e)        the specific fees, expiration dates, commission rates, insurance premiums and other terms and conditions of products, services, and insurance coverage provided or to be provided to such Clients and Active Prospective Clients;

(f)        the specific types of products, services and insurance coverage provided or to be provided to any such Client or Active Prospective Client;

(g)          the terms and conditions of agreements with other vendors and other third parties;

(h)          lists of customers and prospective customers;

(i)         the operations manuals, prospecting manuals and guidelines, pricing policies and related information, licensing strategies, marketing manuals and plans, advertising campaigns, and business strategies, techniques and methodologies of such Person;

(j)          the financial information and compensation data, including information set forth in internal records, files and ledgers, or incorporated in profit and loss statements, fiscal reports and business plans, of such Person;

(k)        the inventions, research and development, discoveries, devices, algorithms, processes, formulae, technology, designs, computer hardware and computer Software (including any source code, object code, documentation, diagrams, flow charts, methods or techniques associated with the development or use of the foregoing computer Software) of such Person;

(l)           all internal memoranda and other office records, including electronic and data processing files and records of such Person; and

(m)         any other information constituting a trade secret of such Person under the governing trade secrets Law;

provided, however, that Confidential Information of such Person (the “Information Owner”) shall not include information which (i) is or becomes generally available to the public other than as a result of any act or omission by the Party to be charged hereunder or any of such Party’s Affiliates (the Party and its Affiliates together, the “Possessing Person”), (ii) is or becomes available to the Possessing Person on a non-confidential basis from a source other than the Information Owner (or the Information Owner’s Affiliates), provided that such source is not known by the receiving Possessing Person to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Information Owner or a third party, or (iii) is or was independently developed by the Possessing Person without reference to, or derivation from, or use of the Confidential Information as evidenced by the Possessing Person’s contemporaneous written records; provided, further, that the exceptions set forth in the foregoing clauses (i), (ii) and (iii) do not apply to Personal Information.

“Contract” means, with respect to any Person, any agreement, indenture, undertaking, debt, instrument, contract, lease, license, commitment or arrangement, to which such Person is a party, by which it is bound, or to which any of its assets or properties is subject.

“Effective Time” means 12:01 am Central Time on the Closing Date; it being the intent of the Parties that, except as provided for herein, the net income of the Company before the Closing Date shall be for the account of Seller, and the net income of the Company on and after the Closing Date shall be for the account of Alliant.

“Employee Plan” means a “pension plan” (as defined in Section 3(2) of ERISA), a “welfare plan” (as defined in Section 3(1) of ERISA), or any other written or oral employment, bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, retention, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement, agreement or understanding, in each case established or maintained by the Company or any of its ERISA Affiliates for the benefit of any current or former employee of the Company or as to which the Company has contributed, is obligated to contribute or otherwise may have any liability.

“Enforceability Exceptions” means (a) any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which would be considered a single employer with the Company pursuant to Section 414(b), (c), (m), (o) or (t) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

“Estimated Working Capital Shortfall” means the Seller Parties’ reasonable, good faith estimate of any Working Capital Shortfall as of the Effective Time, as set forth on the Estimated Closing Date Balance Sheet. If no such Working Capital Shortfall is estimated in accordance with the foregoing, then the Estimated Working Capital Shortfall shall equal zero.

“Exchange Act” means the rules and regulations promulgated pursuant to the Securities and Exchange Act of 1934, as amended.

“Fundamental Representations” means:

(a)          all of the representations and warranties of Alliant contained in Article IV;

(b)          all of the representations and warranties of the Seller Parties contained in Article V; and

(c)        all of the representations and warranties of the Seller Parties contained in Section 6.1 (Organization, Qualification and Power and Authority of the Company), Section 6.2 (Capitalization of the Company), Section 6.3 (No Predecessors, Subsidiaries, Partnerships, or Ventures), Sections 6.4(a), 6.4(b)(i), and 6.4(c) (Non-contravention; No Proceedings Concerning Transaction), Section 6.13 (Undisclosed Liabilities), and Section 6.28 (Broker Fees).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, as consistently applied from period to period.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of government, including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization: including, The Financial Industry Regulatory Authority,  Dodd-Frank Act Wall Street Reform and Consumer Protection Act, Economic Growth, Regulatory Relief, and Consumer Protection Act of 2018, the Texas Department of Banking , the Texas Department of Insurance, the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, the Federal Deposit Insurance Corporation and the Consumer Finance Protection Bureau and other relating to banking, consumer protection, securities and tax matters.

“Handling” means collecting, using, retaining, disclosing, transferring, intercepting, storing, disposing, or processing in any other way (and the term “Handled” has a correlative meaning).

“Insurance Agent or Broker” means any Person that (a) is required to be licensed as an insurance agent, salesman, or broker with the insurance commissioner of the state(s) in which such Person conducts business, and (b) (i) solicits Named Insureds or retail insurance agents and brokers for the placement of their (or their client’s) insurance business or (ii) accepts from Named Insureds or retail insurance agents and brokers, offers to place their (or their client’s) insurance business.

“Intellectual Property” means all right, title and interest in or relating to all intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including the following: (a) service marks, trademarks, trade names, Internet domain names and Internet websites (and content thereof), trade dress, logos, and corporate names (and any derivations, modifications or adaptations thereof), together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof; (b) patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (c) copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof; (d) confidential and proprietary information, trade secrets and non-public discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions (whether or not patentable and whether or not reduced to practice), compositions, processes, techniques, technical data and information, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing policies and cost information, sales, prospecting and marketing strategies, techniques, methodologies, plans and manuals, business strategies, techniques, methodologies and plans and proposals, and telephone numbers used by the Company to provide Business Services, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents; and (e) Technology.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means information technology equipment and related systems used or held for use by the Company.

“Knowledge” means (a) when used to qualify a representation of a Seller Party in Article V, the actual knowledge of Cory T. Newsom and Steven B. Crockett, in their respective officer capacities, or such knowledge as would have been obtained by any such Person making a reasonable investigation in light of the applicable facts and circumstances, (b) when used to qualify a representation of the Seller Parties in Article VI, (i) the actual knowledge of Cory T. Newsom and Steven B. Crockett, in their respective officer capacities, or such knowledge as would have been obtained by any such Person making due inquiry of Kelly Deterding in light of the applicable facts and circumstances, and (c) when used to qualify a representation of Alliant in Article IV, the actual knowledge of Greg Zimmer, Ted Filley, Jennifer Baumann, and Michael Cervenak, in their respective officer capacities, or such knowledge as would have been obtained by any such Person making a reasonable investigation in light of the applicable facts and circumstances.

“Law” means any federal, state, local or foreign law, constitution, statute, code, ordinance, regulation, rule, interpretation, bulletin, circular letter, published opinion, license or permit enacted, adopted, issued or promulgated by any Governmental Authority or common law.

“Litigation” means any action, cause of action, claim, demand, suit, proceeding, charge, citation, summons, subpoena, compliance actions, disciplinary actions, hearing, inquiry, or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any court, tribunal, arbitrator or other Governmental Authority.

“Lookback Date” means December 31, 2019.

“Made Available” means that the applicable Party has either (a) posted (or caused to be posted) to the virtual data room managed by Alliant on behalf of the Seller Parties and made available to the Parties and their representatives during the negotiation of this Agreement, true, correct, and complete copies of the referenced materials or (b) delivered via email to the referenced Party or its attorneys, true, correct, and complete copies of the referenced materials.

“Material Contract” means any Contract listed in Section 6.12(a) of the Disclosure Schedule.

“Named Insured” means any Person covered by an insurance agreement.

“Net Commissions and Fees” means (a) gross commissions and fees, minus (b) return commissions and fees resulting from cancellation or rescission, rebates and any co- or sub- brokerage commissions and fees due to agents, brokers or other intermediaries, such as Insurance Agents and Brokers, independent producers, and other independent marketing organizations, plus or minus (c) commissions and fees resulting from audits or other adjustments; provided, however, that “Net Commissions and Fees” shall not include any interest income nor any profit sharing, bonus, override, supplemental and other commissions based on the profitability, growth, or volume of business that is placed with a Carrier.

“Order” means any order, civil investigative demand, judgment, injunction, award, decree, ruling, declaration, arbitration award or writ entered into in any Litigation with, or issued by, any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business reasonably consistent with past custom and practice (including with respect to quantity and frequency), but in no event shall such term include any professional error or omission, or any act or event constituting a violation of Law or breach of contract or creating a severance obligation, wrongful discharge claim or similar employer-employee liability.

“Organizational Documents” means, with respect to an entity specified herein, its certificate or articles of incorporation (including certificates of designations) and bylaws, or its certificate or articles of organization or formation and operating agreement, and other organizational documents, as may be applicable to such entity.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a limited liability company, or a Governmental Authority.

“Personal Information” means personally identifiable information, protected health information, personal information, or any similar term as used in any applicable Law or Order.

“Pre-Closing Tax Period” means any taxable period of the Company ending on or before the Closing Date and the portion of any Straddle Period that ends on the Closing Date.

“Restricted Territory” means the states of Texas, Oklahoma, Colorado, Nebraska, Kansas, Iowa, and Wyoming.

“Restrictive Covenants” means with respect to each Seller Party, the restrictive covenants under Section 8.4.

“Security Interest” means any mortgage, pledge, lien, encumbrance, deed of trust, lease, charge, right of first refusal, easement, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or any other security interest, other than (in each case, so long as no default exists with respect to the related underlying obligations) (a) mechanic’s, materialmen’s, and similar liens, (b) statutory liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) pledges, liens or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other similar social security legislation; (e) encumbrances, security deposits or reserves required by Law or by any Governmental Authority; and (f) Carrier’s liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Seller Indemnified Parties” means each of the Seller Parties, its Affiliates, and their respective officers, directors, managers, and members.

“Software” means any and all computer programs, whether in source code or object code; databases and compilations, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Special Representations” means all the representations and warranties of the Seller Parties contained in Section 6.20 (Employee Benefits).

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” means any business entity with respect to which a Person specified herein (or a Subsidiary thereof) owns a majority of the equity interest or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or managers, as the case may be.

“Tail Premiums” means the premiums incurred associated with Tail Coverages described in Section 7.1(a)(ix).

“Tax” means any and all Federal, state, local or foreign taxes, charges, fees, imports, levies or other assessments in the nature of a tax, including all income, gross receipts, payroll, employment, excise, premium, franchise, withholding, social security or self-employment (or similar tax), unemployment, real property, personal property, sales, use, ad valorem, value added, transfer, alternative or add-on minimum (including taxes under Section 59A of the Code), net investment income tax, profits, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

“Tax Returns” means any return (including estimates and extensions), declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all Software, designs, formulae, algorithms, procedures, methods, techniques, know-how, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether or not patentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Transaction Documents” means this Agreement, any document, instrument or certificate delivered pursuant to this Agreement, the Employment Agreements, any collateral agreements executed in connection with the consummation of the transactions contemplated hereby, and any other agreement entered into pursuant to the terms hereof.

“Transaction Tax Deductions” means all deductions related to or arising out the Transactions including any deductions relating to (i) any bonuses, change in control payments, or similar payments made by the Company or the Seller Parties on or prior to the Closing Date, (ii) the amount of any employment Taxes, including the employer’s share of any payroll Taxes, incurred with respect to the amounts set forth in clause (i) of this definition incurred by the Company on or prior to the Closing Date or included in the computation of Working Capital, (iii) the transaction costs of the Company with respect to the Transactions that were paid  by the Company or the Seller Parties on or prior to the Closing Date or included in the computation of Working Capital, and (iv) any success-based fees that were paid by or on behalf of the Company or the Seller Parties on or prior to the Closing Date.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transition Services Agreement” means the Transition Services Agreement to be entered into by and between the Company and the Seller Parties, in substantially the form attached hereto as Exhibit A.

“Working Capital” means (a) current assets minus (b) current liabilities  of the Company, determined as of the Effective Time in accordance with GAAP; provided, however, that (w) Working Capital shall be determined without giving effect to any purchase accounting (including as a result of the application of ASC 606: revenue from contracts with customers); (x) the Tail Premiums shall be accrued as current liabilities in Working Capital (to the extent that such premiums have not been paid by the Company prior to the Effective Time); (y) Working Capital shall exclude any amounts related to any and all income Tax assets and liabilities (including the exclusion of any and all deferred income Tax assets and liabilities); and (z) Working Capital shall include a net amount equal to $720,000, representing the excess of CRS/NAU A/R Commissions minus associated CRS/NAU Producer Commission Payables.  “CRS/NAU A/R Commissions” shall mean accounts receivable arising in connection with the Company providing Business Services with respect to multi-peril crop insurance rendered on or before the Effective Time, which the Parties agree for these purposes shall equal $1,200,000; and “CRS/NAU Producer Commission Payables” shall mean the producer commissions related to the CRS/NAU A/R Commissions, which the Parties agree for these purposes shall equal $480,000; and for the sake of clarity, each such amount shall not be changed in the determining the Final Adjustments.  An illustration of the Working Capital is attached as Schedule 1.2.

“Working Capital Holdback” means zero.

“Working Capital Requirement” means zero.

“Working Capital Shortfall” means the amount, if any, by which (a) the Working Capital Requirement is greater than (b) the Working Capital.

1.2          Other Defined Terms.  The following terms are defined in the Sections of this Agreement corresponding to such terms:

Term	Section
“Adverse Event”	Section 6.11(e)
“Agreement”	Preamble
“Alliant”	Preamble
“Applicable Court”	Section 10.8
“Closing”	Section 2.3(a)
“Purchase Price”	Section 2.2(a)
“Closing Date”	Section 2.3(a)
“Company”	Recitals
“Company Employees”	Section 6.19(a)
“Company Financial Statements”	Section 6.5(a)
“Company Licenses”	Section 6.6
“Company Shares”	Recitals
“Company Policy”	Section 6.18(a)
“Company Property”	Section 6.27(b)
“Disclosure Schedule”	Section 3.3
“Dispute Action”	Section 10.8
“Electronic Delivery”	Section 10.5
“Employee Handbook”	Section 6.19(c)
“Employee Lookback Date”	Section 6.19(a)
“Employment Agreements”	Recitals
“Estimated Closing Date Balance Sheet”	Section 7.1(a)(viii)
“Final Adjustments”	Section 2.4(b)
“Indemnified Party”	Section 9.4(a)
“Indemnifying Party”	Section 9.4(a)

Term	Section
“Independent Accounting Firm”	Section 2.4(b)(iii)
“Interim Balance Sheet”	Section 6.5(a)(ii)
“Interim Balance Sheet Date”	Section 6.5(a)(ii)
“Material Carriers”	Section 6.25
“Material Clients”	Section 6.24
“Material Company IP”	Section 6.11(a)
“Notice”	Section 10.6
“Party” and “Parties”	Preamble
“Real Property Lease”	Section 6.12(a)(ii)
“Related Person”	Section 6.26
“Released Matters”	Section 9.5(d)
“Released Parties”	Section 9.5(d)
“Releasing Parties”	Section 9.5(d)
“Seller”	Preamble
“Seller Party” and “Seller Parties”	Preamble
“Special Indemnification Matter”	Section 9.6
“Parent”	Preamble
“Tail Coverages”	Section 7.1(a)(ix)
“Third Party Claim”	Section 9.4(a)

1.3       Other Definitional and Interpretive Matters.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)         Calculation of Time Period.  When calculating the period of time before which, within which or after which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.

(b)          Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

(c)         Exhibits/Schedules.  The Exhibits and Schedules (including the Disclosure Schedules) to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(d)       Headings.  The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to a “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(e)         Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(f)          Including.  The word “including” or any variation thereof means (unless the context of its usage clearly requires otherwise) “including, but not limited to,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately after it.

(g)          Singular/Plural.  The definitions given for terms in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of such defined terms.

(h)        Negotiation of this Agreement.  The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, if there is an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

BASIC TRANSACTION

2.1          Purchase, Sale, and Assignment of the Company Shares. At the Closing, on the terms and subject to the conditions of this Agreement, Seller is hereby selling, transferring, and assigning to Alliant, and Alliant is hereby purchasing from Seller good and valid title to the Company Shares, free and clear of all Security Interests, in exchange for cash, thereby terminating Seller’s interests as the shareholder of the Company.

2.2          Purchase Price.

(a)          The aggregate consideration (the “Purchase Price”) being delivered by Alliant pursuant to this Agreement to Seller in exchange for the Company Shares and the agreement of each Seller Party to be bound and abide by the Restrictive Covenants applicable to each Seller Party shall be an aggregate cash payment equal to (A) $35,500,000, minus (B) the Working Capital Holdback, minus (C) any Estimated Working Capital Shortfall.  Alliant shall deliver the Purchase Price at Closing in the manner set forth in Section 2.3(b)(ii).

(b)          The Purchase Price shall be subject to adjustment, as provided for in Sections 2.4, and 9.7.

2.3          The Closing.

(a)          The closing of the Transactions (the “Closing”) is taking place on the date hereof (the “Closing Date”) and is deemed to be taking place as of the Effective Time. Except as otherwise provided in this Agreement, all Transactions and all Transaction Documents are deemed to have been consummated, delivered, and executed simultaneously. In lieu of requiring the Parties’ physical presence for the Closing, the Parties may close the Transactions via Electronic Delivery subject to the provisions of Section 10.5.

(b)          At the Closing,

(i)           The Parties are delivering the various certificates, instruments, and documents referred to in Section 7.1(a).

(ii)          Alliant is delivering the Purchase Price as follows:

(A)      first, the amounts to the accounts specified on Schedule 2.3(b)(ii)(A), in full satisfaction of all outstanding obligations and liabilities of the Company to the parties listed on such schedule as of the Closing Date;

(B)     second, the balance by wire transfer of immediately available funds, including payments on behalf of Seller to the accounts of the parties who have provided services in connection with the Transactions, on Friday, March 31, 2023 to the account specified to Alliant by Seller no later than three (3) Business Days before the Closing Date with instructions from Alliant for such funds to be held in escrow by Seller until the Effective Time.

2.4          Post-Closing Purchase Price Adjustment.

(a)          The Purchase Price shall be adjusted as follows:

(i)          The Purchase Price shall be increased by the positive amount, if any, of (A) the Working Capital, as finally determined pursuant to Section 2.4(b), minus (B) the amount that is equal to (x) the Working Capital Requirement, minus (y) any Estimated Working Capital Shortfall.

(ii)         The Purchase Price shall be decreased by the positive amount, if any, of (A) the amount that is equal to (x) the Working Capital Requirement, minus (y) any Estimated Working Capital Shortfall, minus (B) the Working Capital, as finally determined pursuant to Section 2.4(b).

(iii)         The Purchase Price shall be increased by the amount of the Working Capital Holdback.

(b)        The following provisions shall apply to the determination of any increases or decreases to the Purchase Price required under Section 2.4(a) (collectively, the “Final Adjustments”):

(i)          The Working Capital and the Final Adjustments shall be calculated by Alliant, and such calculations, together with sufficient backup materials and schedules to reasonably demonstrate how Alliant arrived at such calculations, shall be delivered to Seller for its review within sixty (60) days after the Closing Date.

(ii)          If Seller has any objections to the calculation of the Working Capital and the Final Adjustments, Seller shall deliver to Alliant, within ten (10) days after receiving such calculations, a detailed statement describing the objections.  If no such statement is received by Alliant within such ten (10) day period, then Alliant’s calculation of the Working Capital and Final Adjustments shall be deemed to have been accepted by Seller and shall be deemed final and binding on the Parties.

(iii)         Alliant and Seller shall negotiate in good faith to resolve any objections set forth in the statement delivered to Alliant pursuant to Section 2.4(b)(ii).  If Alliant and Seller do not reach a final resolution within fifteen (15) days after Alliant received the statement of objections, then they shall jointly and in good faith select an independent accounting firm of national or regional reputation (the “Independent Accounting Firm”) to resolve any remaining objections.  For the avoidance of doubt, the Independent Accounting Firm shall not review any items or make any determination with respect to any matter other than those items and matters that remain in dispute and are submitted by Alliant and Seller to the Independent Accounting Firm. The decision of the Independent Accounting Firm shall be final (and not reviewable by the court or through arbitration or otherwise), absent manifest error, and shall be issued as soon as possible.

(iv)        All fees and expenses incurred by the Independent Accounting Firm shall be borne by Alliant on the one hand and Seller on the other hand in proportion to the allocation of the dollar value of the amounts in dispute as between Alliant and Seller (set forth in the written submissions to the Independent Accounting Firm) made by the Independent Accounting Firm, such that the Party prevailing on the greater dollar value of such dispute pays the lesser proportion of the fees and expenses.

(c)          If the Purchase Price is decreased (in the aggregate) as a result of the Final Adjustments, Seller shall pay the amount of such shortfall in cash to Alliant within thirty (30) days after the date of determination of the Final Adjustments.

(d)        If the Purchase Price is increased (in the aggregate) as a result of the Final Adjustments, Alliant shall pay the amount of any such increase in cash to the Seller within thirty (30) days after the date of determination of the Final Adjustment.

(e)        Notwithstanding anything to the contrary, the Final Adjustments shall be applied without duplication in adjusting the Purchase Price hereunder.

(f)        Adjustments made pursuant to this Section 2.4 shall be treated as adjustments to the Purchase Price for all purposes, including Tax, except as otherwise required pursuant to applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES IN GENERAL

3.1          Due Diligence.  The representations and warranties of any Party shall not be affected or deemed waived by reason of any investigation made by or on behalf of any other Party (including by any of its advisors, consultants or representatives) or by reason of the fact that such other Party or any of its advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

3.2         Disclosure Schedule.  The respective statements, representations and warranties made by the Parties in Article IV, Article V, and Article VI are limited or qualified as and to the extent expressly set forth in the confidential disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). The disclosure of an item in one section of the Disclosure Schedule shall be deemed a disclosure of such item in any other section of the Disclosure Schedule to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other section.  For the avoidance of doubt, the mere inclusion of a list of items in a section of the Disclosure Schedule relating to a representation or warranty shall not be sufficient as a disclosure that any of such items is an exception to a different representation or warranty. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a material adverse effect on the Company’s financial condition, business, or results of operations or its providing of Business Services, or is outside the Ordinary Course of Business, or an admission or acknowledgment of any obligation or liability to any third party. The Disclosure Schedule is arranged in sections (and paragraphs) corresponding to the numbered and lettered sections (and paragraphs) of this Agreement.

3.3          Disclaimer of Other Representations and Warranties.

(a)         Except as expressly set forth in Article IV or elsewhere in this Agreement, or in the other Transaction Documents, Alliant does not make any representation or warranty, express or implied, at law or in equity.  For the avoidance of doubt, and anything to the contrary in this Agreement notwithstanding, Alliant does not make any representations or warranties with respect to projections, forecasts, estimates or other similar forward-looking statements or materials, regardless of whether such statements or materials were provided to the Seller Parties or their representatives in their course of their due diligence investigation. The Seller Parties acknowledge and agree that in entering into this Agreement, and the other Transaction Documents, the Seller Parties have not relied and are not relying on any representations, warranties, or other statements whatsoever, whether written or oral, by Alliant or by any Person acting on its behalf, other than those expressly set forth in this Agreement or the other Transaction Documents and that the Seller Parties will not have any right or remedy arising out of any representation, warranty or statement not set forth in this Agreement or the other Transaction Documents.  Alliant acknowledges and agrees that in entering into this Agreement, Alliant has not relied and is not relying on any representations, warranties, or other statements whatsoever, whether written or oral, by the Seller Parties or any Person acting on their behalf, other than those expressly set forth in this Agreement, and that Alliant will not have any right or remedy arising out of any representation, warranty or statement not set forth in this Agreement.

(b)        Except as expressly set forth in Article V and Article VI, or elsewhere in this Agreement or in the other Transaction Documents, the Seller Parties do not make any representation or warranty, express or implied, at law or in equity.  For the avoidance of doubt, and anything to the contrary in this Agreement notwithstanding, the Seller Parties do not make any representations or warranties with respect to projections, forecasts, estimates or other similar forward-looking statements or materials, regardless of whether such statements or materials were provided to Alliant or its representatives in the course of its due diligence investigation.  Alliant acknowledges and agrees that in entering into this Agreement, and the other Transaction Documents, Alliant has not relied and is not relying on any representations, warranties, or other statements whatsoever, whether written or oral, by the Seller Parties or any Person acting on their behalf, other than those expressly set forth in this Agreement or the other Transaction Documents, and that Alliant will not have any right or remedy arising out of any representation, warranty or statement not set forth in this Agreement or the other Transaction Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ALLIANT

Alliant represents and warrants to the Seller Parties the following:

4.1          Organization and Good Standing; Business Conduct.

(a)          Alliant is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California.

(b)         Alliant has full corporate power and authority to carry on its business as presently conducted and to own or use the properties owned and used by it.

4.2          Power and Authority; Execution and Delivery.

(a)          Alliant has full corporate power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder.

(b)         The execution and delivery by Alliant of this Agreement and all other Transaction Documents to which it is a party, and the performance of its obligations hereunder and thereunder, have been duly and validly authorized, and no other corporate proceeding on the part of Alliant is necessary for the execution and delivery of this Agreement and all other Transaction Documents to which it is a party, and the performance of its obligations hereunder and thereunder.

(c)          This Agreement and all other Transaction Documents to which Alliant is a party have been duly executed and delivered by Alliant and, assuming the due authorization and delivery by the other parties hereto and thereto, constitute the valid and legally binding obligations of Alliant, enforceable against it in accordance with their respective terms and conditions, subject to the Enforceability Exceptions.

4.3          Non-contravention; No Proceedings Concerning Transaction.

(a)         Alliant is not required to give any notice to, make any filing with or obtain any authorization, consent, or approval of, any Governmental Authority in order for Alliant to execute this Agreement or any other Transaction Document to which it is a party, or for the Parties to consummate the Transactions.

(b)       The execution and delivery by Alliant of this Agreement and all other Transaction Documents to which Alliant is a party, and the consummation of the Transactions, do not (i) violate any Law or any Order of any Governmental Authority to which Alliant is subject, (ii) conflict with or violate any provision of any of Alliant’s Organizational Documents or any resolution adopted by its board of directors or shareholders, or (iii) conflict with, result in a breach of, constitute a default under, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any material Contract to which Alliant is a party, or by which it is bound, or to which any of its assets are subject (or result in the imposition of any Security Interest upon any such assets).

(c)        Alliant is not subject to any outstanding Order of any Governmental Authority or a party or, to the Knowledge of Alliant, presently threatened to be made a party, to any Litigation, and Alliant has not received written notice of any Litigation, which in any such case directly relates to the Transactions or any action taken or contemplated to be taken by Alliant in connection with the consummation of the Transactions.

4.4        Broker Fees.  There are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the Transactions for which the Seller Parties will be liable based on any arrangement or agreement made by or on behalf of Alliant.

4.5        Sophistication.  Alliant has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of the Transactions contemplated by the Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
CONCERNING THE SELLER PARTIES

The Seller Parties jointly and severally represent and warrant to Alliant the following as of the Closing Date:

5.1          Ownership of Company Shares and Seller Shares.

(a)          Seller holds of record all of the Company Shares, and all such Company Shares are free and clear of any Security Interests. Seller is not a party to (i) any option, warrant, purchase right or other contract or commitment that could require Seller to sell, transfer or otherwise dispose of any such equity interests or (ii) any voting trust, proxy, or other agreement or understanding with respect to the voting of such equity interests.

(b)         Parent holds of record all of the outstanding shares of capital stock of Seller (“Seller Shares”), and all such Seller Shares are free and clear of any Security Interests

5.2          Organization and Valid Existence of Seller Parties.  Each Seller Party (a) is duly formed, validly existing, and in good standing under the Laws of the State of Texas, (b) is not in default under, or in violation of, any provision of its respective Organizational Documents and (c) has all requisite corporate power and authority to carry on its business as presently conducted, and to own and use the properties owned and used by it.

5.3          Capacity and Power; Execution and Delivery.

(a)          Each Seller Party has full power and authority to execute and deliver this Agreement and all other Transaction Documents to which that Seller Party is a party, and to consummate the Closing and otherwise perform that Seller Party’s obligations hereunder and thereunder. The execution and delivery by each Seller Party of this Agreement and all other Transaction Documents to which that Seller Party is a party, and the performance of that Seller Party’s obligations hereunder and thereunder, have been duly and validly authorized, and no other action or proceeding on the part of each Seller Party is necessary for the execution and delivery of this Agreement and all other Transaction Documents to which that Seller Party is a party, and the performance of that Seller Party’s obligations hereunder and thereunder.

(b)         This Agreement and all other Transaction Documents to which that Seller Party is a party have been duly executed and delivered by that Seller Party and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and legally binding obligations of that Seller Party, enforceable against that Seller Party in accordance with their respective terms and conditions, subject to the Enforceability Exceptions.

5.4          Non-contravention; No Proceedings Concerning Transaction.

(a)          Except to the extent the Transaction may need to be disclosed pursuant to Parent’s reporting requirements pursuant to the Exchange Act and as disclosed in Section 5.4(a) of the Disclosure Schedule, no Seller Party is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the parties to consummate the Transactions.

(b)          The execution and delivery of this Agreement by each Seller Party, and all other Transaction Documents to which that Seller Party is a party, and the consummation of the Transactions, do not (i) violate any Law or any Order of any Governmental Authority to which that Seller Party is subject, or (ii) conflict with, or give rise to, any obligation of that Seller Party to make any payment under, or violate any provision of, any of that Seller Party’s Organizational Documents, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any Material Contract to which that Seller Party is a party, or by which it is bound, or to which any of its assets are subject (or result in the imposition of any Security Interest upon any such assets).

(c)          Except to the extent the Transaction may need to be disclosed pursuant to Parent’s reporting requirements pursuant to the Exchange Act and since the Lookback Date, each Seller Party is not (i) subject to any outstanding Order of any Governmental Authority or (ii) a party or, to the Knowledge of a Seller Party, presently threatened to be made a party, to any Litigation, nor has any Seller Party received written notice of any Litigation, which in any such case directly relates to (A) the Transactions or (B) any action taken or contemplated to be taken by that Seller Party in connection with the consummation of the Transactions contemplated hereunder.

5.5        Broker Fees.  There are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the Transactions for which Alliant will be liable based on any arrangement or agreement made by or on behalf of any Seller Party.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES CONCERNING THE COMPANY

The Seller Parties jointly and several represent and warrant to Alliant the following as of the Closing Date with respect to the Company:

6.1          Organization, Qualification and Power and Authority of the Company.

(a)          The Company is a corporation duly formed, validly existing, and in good standing under the Laws of the State of Texas.

(b)         The Company has full corporate power and authority to carry on its business as presently conducted and to own and use the properties owned and used by it.

(c)         The Seller Parties have Made Available to Alliant correct and complete copies of the Organizational Documents, stock ledgers, minute books, and stock certificates of the Company. All such Organizational Documents are in full force and effect, and all such minute books accurately reflect, in all material respects, all actions taken by the board of directors, shareholders, or officers of the Company.  The Company has no unpaid obligations (contingent or otherwise) in respect of any of its equity interests.  The Company is not in default under, or in violation of, any provision of its Organizational Documents.

(d)         The Company is duly qualified or licensed as a foreign corporation to conduct business and is in good standing under the laws of each jurisdiction in which the conduct of its business requires such qualification or licensing, and Section 6.1(d) of the Disclosure Schedule sets forth each such jurisdiction.

(e)          Section 6.1(e) of the Disclosure Schedule lists the officers and directors of the Company.

6.2          Capitalization of the Company.

(a)          Seller is the record owner of the Company Shares.  The Company Shares represent all the outstanding equity interests of the Company.  All the Company Shares have been duly authorized, are validly issued, fully paid, and non-assessable.  The Company has not violated any applicable federal or state securities laws in connection with the offer, sale, or issuance of any of its equity interests.

(b)         There are no (i) outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that could require the Company to issue, sell, or otherwise cause to become outstanding any of its equity interests, (ii) outstanding or authorized equity appreciation, phantom equity, profit participation, or similar right with respect to the Company, or (iii) voting trusts, proxies, or other agreements or understandings with respect to the ownership interests or other equity interests of the Company.

6.3          No Predecessors, Subsidiaries, Partnerships, or Ventures.  Except as set forth on Section 6.3 of the Disclosure Schedule, the Company does not have and has never had any Subsidiaries or any equity interest in any other Person.  The Company is not and has never been a member of a partnership or joint venture.

6.4          Non-contravention; No Proceedings Concerning Transaction.

(a)        The Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any Governmental Authority in order for the Parties to consummate the Transactions.  The consummation of Transactions does not violate any Law or any Order of any Governmental Authority to which the Company is subject,

(b)        The consummation of the Transactions does not (i) conflict with, give rise to any obligation of the Company to make any payment under, or violate any provision of, any of such entity’s Organizational Documents, or (ii) conflict with, result in a breach of, constitute a default under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any Material Contract, or by which it is bound, or to which any of its assets are subject (or result in the imposition of any Security Interest upon any such asset).

(c)         Since the Lookback Date, the Company is not (i) subject to any outstanding Order of any Governmental Authority or (ii) a party or, to the Knowledge of the Seller Parties, presently threatened to be made a party, to any Litigation, nor has the Company received written notice of any Litigation, which in any such case directly relates to (A) the Transactions or (B) any action taken or contemplated to be taken by the Company in connection with the consummation of the Transactions.

6.5          Company Financial Statements.

(a)          The Seller Parties have Made Available the following financial statements (collectively, the “Company Financial Statements”): (i) the unaudited balance sheets and statements of income for the Company as of, and for the fiscal years ended, December 31, 2020, December 31, 2021, and December 31, 2022, and (ii) the unaudited balance sheet (the “Interim Balance Sheet”) and statement of income for the Company as of, and for the one (1) month period ending on, January 31, 2023 (the “Interim Balance Sheet Date”).

(b)         The Company Financial Statements (including the notes thereto, if any) (i) are in all material respects correct and complete, (ii) were derived from and are consistent with the Books and Records of the Company (which Books and Records are in all material respects correct and complete), (iii) present fairly in all material respects the financial condition and the results of operations of the Company, as of and for the periods ending on the dates thereof, (iv) reflect all material assets and liabilities and items of revenue and expense of the Company, as of and for the periods ending on the dates thereof.  The Company Financial Statements were prepared in accordance with GAAP consistently applied from period to period, except that the Interim Balance Sheet is subject to quarter-end adjustments.

(c)          The revenues of the Company reflected on the Company Financial Statement were derived primarily from Business Services performed or provided by the Company, and no portion of such revenues is owned by any Seller Party or any other insurance agent, broker, managing general agent, Carrier, or other Person.

6.6         Licenses.  Section 6.6 of the Disclosure Schedule contains a list of all permits, approvals, authorizations, insurance agent and broker licenses, and all other material licenses that are held by, or required by applicable Law to be held by, the Company (or the Company’s employees on behalf of the Company) to provide Business Services as presently conducted (collectively, the “Company Licenses”). Neither the Company nor any of the Company’s employees is required by applicable Law to have any other insurance agent, broker, or investment advisor licenses or, to the Knowledge of the Seller Parties, any other license, for the legal and valid conduct of the Company’s business as presently conducted or the ownership, use and operation of its assets and properties.  Seller has Made Available to Alliant correct and complete copies of all Company Licenses as are currently in effect. All Company Licenses are valid and in good standing and are in full force and effect. There is no material default or violation, and no event has occurred which, with notice or the lapse of time, would constitute a material default or violation, of any term, condition or provision of any of the Company Licenses and, to the Knowledge of the Seller Parties, there are no facts or circumstances which could form the basis for any such default or violation. Since the Lookback Date, there is no Litigation pending or, to the Knowledge of Seller, threatened, relating to the suspension, revocation or modification of any Company License. To the Knowledge of the Seller Parties, (i) all independent contractors of the Company hold all licenses that are required by applicable Law to be held by them, (ii) all of such licenses are valid, in good standing, and in full force and effect.

6.7          Title to and Sufficiency and Condition of Assets.

(a)         The Company has good and valid title to, or in the case of leased property, a valid and effective leasehold interest in, all office space, computers, equipment and other tangible assets which are used in or necessary for, or held for use in, the conduct of its business as presently conducted. No Seller Party has Knowledge of any dispute or claim made by any other Person concerning such right, title and interest in such assets.  Except as set forth on Section 6.7(a) of the Disclosure Schedule, the assets and properties owned or leased by the Company constitute all the assets (i) used in its business and (ii) necessary and sufficient to operate its business as presently conducted.

(b)          Each tangible asset owned, leased or otherwise used by, or held for use by, the Company for the conduct of its business is in all material respects in good operating condition and repair (subject to normal wear and tear), is suitable for the purposes for which it presently is used, and, except as to leased assets, is free and clear of any Security Interests.

(c)          The Company has the legal right to provide Business Services to its Clients without being subject to any charge by, or claim of right of, any other Person, including, where applicable, the right to communicate as an insurance agent, broker, program or third-party administrator or general agent and to receive payments for its transactions relating to such Clients.

(d)          The Company does not own or lease any motor vehicles.

6.8          Fiduciary Funds.  The assets held by the Company in a fiduciary capacity to meet its obligations to Carriers and Clients are at least equal to the amounts required to be held in such fiduciary capacity pursuant to premium trust and other applicable Laws or pursuant to any Contracts with such Carriers and Clients.

6.9         Accounts Receivable.  All accounts receivable of the Company that are being taken into consideration in determining the Final Adjustments arose from bona fide transactions, represent actual amounts incurred by the applicable account debtors, are collectible in the Ordinary Course of Business subject to recorded reserves for bad debts or doubtful accounts, were created in the Ordinary Course of Business, and no such receivable is subject to any setoff or counterclaim.  To the Knowledge of the Seller Parties, there are no disputes or claims made by another Person concerning any such receivable.

6.10       Bank Accounts.  Section 6.10 of the Disclosure Schedule lists all banks or other financial institutions with which the Company has an account (including escrow, trust and custodial accounts) or maintains a safe deposit box, showing the account numbers and names of the Persons authorized as signatories with respect thereto.  The Seller Parties have Made Available to Alliant true and complete copies of any agreements setting forth the terms of any lines of credit available to the Company.  As of December 31, 2022, all accounts listed on Section 6.10 of the Disclosure Schedule have been reconciled to the Books and Records of the Company.

6.11        Intellectual Property.

(a)         Section 6.11(a) of the Disclosure Schedule lists all material Intellectual Property owned by or licensed to the Company (the “Material Company IP”) and identifies for each item whether it is owned by or licensed to the Company. (For the sake of clarity, commercially available software and so-called “shrink wrap” software licensed to the Company on reasonable terms through commercial distributors or in consumer retail stores for an annual license fee of no more than $5,000 need not be included in the list of Material Company IP.)  The Company owns, free and clear of all Security Interests, or has a valid, enforceable, and assignable right to use all Material Company IP, and the Company does not pay or receive any royalty from anyone with respect to any Material Company IP, nor has any Seller Party provided a license to anyone to use any Material Company IP.

(b)         Since the Lookback Date, the Company has not (i) infringed, misappropriated or otherwise violated any Intellectual Property rights of any third party or (ii) received any notice, and to the Knowledge of the Seller Parties there is no reasonable basis for an allegation against the Company, of any infringement, misappropriation, or violation by the Company of any rights of any third party with respect to any Intellectual Property. There are no claims challenging the validity or enforceability, or the Company’s ownership or use, of any Intellectual Property owned, used or held for use by the Company. To the Knowledge of the Seller Parties, no third party is infringing, misappropriating, or otherwise violating (or has infringed, misappropriated or violated) any such Intellectual Property.

(c)          The Company has taken commercially reasonable security measures to protect the confidentiality and value of its material trade secrets (and any Confidential Information owned by a third party to whom the Company has a confidentiality obligation).

(d)         Since the Lookback Date, the Company has complied in all material respects with all Laws and contractual and fiduciary obligations as to the protection and security of Personal Information to which it is subject, including with respect to any certifications or filings pursuant to such obligations. The Company has not received any inquiries from or been subject to any audit or Litigation by any Governmental Authority regarding Personal Information.  The Company has complied with all its policies or procedures as to the Handling of Personal Information and the consummation of the Transactions will not result in a violation of such policies and procedures. To Knowledge of the Seller Parties, there has been no loss or theft of, or unauthorized access, use, or disclosure of, any Personal Information Handled by the Company, and the Company has not received any complaints or claims regarding the Company’s Handling of Personal Information or the actual or alleged violation of any Law or Contract related to Personal Information Handled by the Company.

(e)        Since the Lookback Date, to the Knowledge of the Seller Parties, there has been no unauthorized access, use, intrusion, or breach of security, or material failure, breakdown, performance reduction, or other adverse event that has caused or would reasonably be expected to cause any substantial disruption to the use of the IT Systems or material loss or harm to the Company or its personnel, property, or assets (each, an “Adverse Event”). The Company has a written information security program in place, consistent with current industry standards and practices, to ensure that all IT Systems will be continuously available and functioning normally in the event of an Adverse Event. Such program includes, at minimum, policies, procedures, and systems addressing information security, cybersecurity risk management, vendor management, employee training, business continuity and disaster recovery, data and system backup, and data breach response, including the recording and reporting of data breaches.

6.12          Material Contracts.

(a)        Section 6.12(a) of the Disclosure Schedule sets forth, by reference to the applicable subsection of this Section 6.12(a), a correct and complete list of the following Material Contracts to which the Company is a party or by which it is bound:

(i)           any Contract for providing Business Services to or on behalf of any Material Client (or its employees);

(ii)          any lease of, or other Contract relating to the occupancy or use of, a Company Property (each such Contract, a “Real Property Lease”);

(iii)       any Contract for the lease of personal property, including capital leases, providing for annual lease payments in excess of $25,000;

(iv)         any Contract with a Material Carrier;

(v)          any Contract forming a partnership, strategic alliance, profit sharing or joint venture;

(vi)         any Contract under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or under which a Security Interest has been imposed on any of its assets, tangible or intangible;

(vii)      any profit sharing, stock or equity option, stock or equity purchase, stock or equity appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of any of the Company’s current or former officers, directors, managers or employees;

(viii)      any employment or independent contractor Contract that (A) provides for annual cash compensation in excess of $25,000 or any post-termination or severance payments or benefits, or (B) cannot be cancelled without penalty with thirty (30) days’ (or less) notice;

(ix)       any Contract with a professional employer organization or other Person in which such Person provides services through a co-employment or employee leasing model (or any similar arrangement);

(x)          any Contract not otherwise listed herein, that requires the Company or any employee, consultant, or independent contractor of the Company to refrain from competing with or soliciting Clients of the Company or of any other Person, or any Contract entered into by the Company or any employee, consultant, or independent contractor of the Company that contains as a material term of such Contract the protection of confidential information of another Person;

(xi)         any Contract with any current or former officer, director, manager, member, shareholder, or Affiliate of the Company;

(xii)        any Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or the equity interests of any other Person;

(xiii)       any Contract for the sale of any of the assets of the Company other than in the Ordinary Course of Business, or for the grant to any Person of any preferential rights to purchase any assets of the Company, other than any Contracts related to the Transactions;

(xiv)      any Contracts of guaranty or surety, direct or indirect, by the Company, or Contracts pursuant to which the Company has agreed to indemnify any Person for acts of a third party;

(xv)        any Contract entered into in connection with the settlement of Litigation or threatened Litigation (A) since the Lookback Date or (B) under which any party to such Contract has any remaining obligations (other than confidentiality obligations);

(xvi)      any Contract not otherwise described in this Section 6.12(a) involving aggregate payment obligations of the Company (other than obligations to pay compensation to employees or to pay commissions to Insurance Agents and Brokers) in excess of $25,000; and

(xvii)     any other Contract (A) that is material to the Company or its business, (B) entered into other than in the Ordinary Course of Business, or (C) under which the consequences of a default or termination could reasonably be expected to have a material adverse effect on the Company’s financial condition, business or results of operations or its providing of Business Services.

(b)         The Seller Parties have Made Available to Alliant copies of all Material Contracts, including any amendments thereto, and an accurate description of the material terms and conditions of each non-written Material Contract. Each Material Contract is legal, valid, binding, and enforceable, subject to the Enforceability Exceptions, and is in full force and effect. The Company is not in default under any Material Contract or in material default under any other Contract, and the Company has not received any written notice of any default or event that with notice or lapse of time or both would constitute a default by the Company under any Material Contract (or a material default under any other Contract), no other party is in default under any Material Contract, and no party to any Material Contract has exercised any termination rights with respect thereto.

6.13       Undisclosed Liabilities. The Company does not have any liability, whether known or unknown (including any liability that may arise in the future from past errors, omissions, or other events or existing circumstances), whether absolute, contingent or otherwise, except for (i) liabilities set forth in the Interim Balance Sheet (rather than in any notes thereto), (ii) liabilities that have arisen after December 31, 2022 in the Ordinary Course of Business (none of which has resulted from or has arisen out of any breach of contract, breach of warranty, tort, infringement or violation of law), (iii) liabilities taken into consideration in determining the Final Adjustments, and (iv) liabilities arising under this Agreement or another Transaction Document.

6.14       Guaranties.  The Company is not a guarantor or liable for, or otherwise obligated to make whole or indemnify against, any liability or obligation of any other Person.  The Company is not a party to any agreement which provides that, when Client losses exceed a specified amount, the Company is obligated to assume, directly or indirectly, or to reimburse a portion of, said losses.

6.15       Litigation. Since the Lookback Date, the Company is not (a) subject to any outstanding Order or (b) a party or, to the Knowledge of the Seller Parties, presently threatened to be made a party, to any Litigation or has received written notice of any hearing or investigation of, in, or before any Governmental Authority.  The Company is not engaged in any legal action to recover monies owned to it or for damages sustained by it.

6.16       Legal Compliance. The Company is, and since the Lookback Date has been in compliance (a) with all labor, and wage and hour Laws applicable to providing Business Services, (b) in all material respects with all other Laws applicable to providing Business Services, and (c) with all Orders binding on or applicable to the Company.  Since the Lookback Date, the Company has not received written notice of any Litigation filed or commenced against it alleging any failure to so comply with any such Laws nor, to the Knowledge of the Seller Parties, has any employee of the Company received written notice of any Litigation filed or commenced against such employee alleging any failure to comply with any such Laws.

6.17       Tax Matters.

(a)        All income and all other material Tax Returns for any taxable year or taxable period beginning on or after January 1, 2019 that are required to be filed on or prior to the Closing Date by or with respect to the Company (including the Tax Returns of the Parent Affiliated Group that relate to the Company) have been filed on a timely basis (taking into account any applicable extensions of time to file), and all such Tax Returns were correct and complete in all material respects. The Seller Parties have Made Available to Alliant complete and correct copies of, and Section 6.17(a) of the Disclosure Schedule contains a complete and accurate list of all such Tax Returns, as relate to the Company,  for the past three (3) taxable years; provided that, with respect to Tax Returns of the Parent Affiliated Group, the Seller Parties shall be permitted to redact any and all portions of such Tax Returns that do not relate to the Company or provide a pro forma Tax Return with respect to the Company.

(b)        All material Taxes in respect of Pre-Closing Tax Periods beginning on or after January 1, 2019 required to be paid by the Company (including, for the avoidance of doubt, Taxes for each Straddle Period, to the extent attributable (pursuant to Section 8.5(a)(ii)) to the portion of such period ending on the Closing Date) if due and payable (and whether or not shown on the relevant Tax Return), have been timely paid.

(c)        Since the Lookback Date, no waivers of any statute of limitations have been given relating to Taxes for which the Company may be liable (excluding statute of limitations obtained by a member of the Parent Affiliated Group other than the Company).  No power of attorney is currently in effect with respect to any Tax of the Company. There is no material audit or administrative or judicial proceeding pending, or, to the Knowledge of the Seller Parties, threatened, with respect to Taxes payable by the Company. All material Tax deficiencies asserted in writing or assessments made in writing by any Governmental Authority with respect to the Company have been timely paid in full, or otherwise resolved.

(d)         Since the Lookback Date, the Company has withheld and paid all income and other material Taxes required by applicable Law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and the Company has materially complied with all Tax reporting requirements with respect thereto.

(e)         Within the past three (3) years, no written claim has been made by any Governmental Authority in a jurisdiction where the Company has not filed a Tax Return that it is or may be subject to Tax by that jurisdiction.

(f)          There are no Security Interests on any of the assets of the Company, which have arisen in connection with any failure (or alleged failure) to pay any Tax (other than for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings).

(g)          There is no adjustment under Section 481 of the Code or any comparable provision of state, local or foreign Tax Law that would require the Company to include in a taxable period ending after the Closing Date any material taxable income attributable to cash or other property that was received, but was not, or will not be, included as income in a Pre-Closing Tax Period.

(h)          The Company is and has always been since its formation or acquisition by the Seller Parties (A) properly classified as a corporation for U.S. federal and applicable state and local income tax purposes and (B) a member of the Affiliated Group of which Parent has been the common parent and that includes the Seller Parties (“Parent Affiliated Group”).  Except with respect to the Parent Affiliated Group, the Company has not been a member of an Affiliated Group and the Company has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local, or non-U.S. Tax law), as a transferee or successor, by contract or otherwise (other than commercial contracts that do not relate primarily to Taxes).

(i)          Parent has filed a consolidated federal income Tax Return that includes Seller and Company for the taxable year immediately preceding the taxable year  of 2022.

(j)          Since the Lookback Date, the Company has not participated in any transaction that is a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(k)         The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction disposition made on or prior to the Closing Date and after the Lookback Date.

(l)           Since the Lookback Date, the Company has not been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code applied.

Notwithstanding anything to the contrary in this Agreement, (i) this Section 6.17 contains the sole and exclusive representations and warranties with respect to Taxes, (ii) the representations and warranties of the Seller Parties and the Company in this Section 6.17 refer only to activities prior to the Closing and shall not serve as representations or warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any taxable period (or portion thereof) beginning, or Tax positions taken, after the Closing Date, and (iii) no representations or guarantees are made with respect to the amount or availability of Tax attributes of the Company.

6.18        Insurance.

(a)         Section 6.18(a) of the Disclosure Schedule sets forth a correct and complete list and description of insurance coverage, issuer, policy number, name of insured and coverage period (including expiration date) of each current (and for the previous three (3) years with respect to errors and omissions coverage) insurance policy (including policies providing property, casualty, liability, errors and omissions and workers compensation coverage) to which the Company is the named insured or otherwise the beneficiary of coverage (each such policy, a “Company Policy”).

(b)        The Seller Parties have Made Available to Alliant a correct and complete copy of each Company Policy (including the declarations pages thereof).  With respect to each Company Policy: (i) such policy is valid, enforceable and in full force and effect in all material respects; (ii) the Company is not in material default of any provision thereof, (iii) to the Knowledge of the Seller Parties, the issuer of the policy is not in material breach or default, and neither the Company nor any Seller Party has received written notice that any event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy, and (iv) to the Knowledge of the Seller Parties, the issuer of the policy has not repudiated any material provision thereof.

6.19        Employees.

(a)         Section 6.19(a) of the Disclosure Schedule sets forth a correct and complete list of all the employees of the Company (collectively, the “Company Employees”), and each Company Employee’s (i) annualized compensation (including salary, commissions, and bonus commitment) as of February 28, 2023 (the “Employee Lookback Date”) and (ii) compensation (including salary, commissions and bonus) for the calendar year ending December 31, 2022.  There are no employees of the Company other than the Company Employees.  All Company Employees are “at will” employees. Except as set forth on Section 6.19(a) of the Disclosure Schedule, neither the Seller Parties, nor the Company has entered into any agreement obligating the Company to make any severance or other payment to any Company Employee by reason of the Transactions,  and no Company Employee has any right to receive any bonus compensation attributable in whole or in part to services performed on or prior to the Closing Date, which has not, or will not have, been paid on or prior to the Closing Date.  To the Knowledge of the Seller Parties, no Company Employee currently plans to discontinue his or her employment with the Company or Alliant in connection with the Transactions.

(b)        Except as set forth on Section 6.19(a) of the Disclosure Schedule, since the Employee Lookback Date, the Company has not made, granted or promised any wage or salary increase to or granted any equity or equity-based awards to any of its current or former directors, officers or employees.

(c)          The Seller Parties have Made Available to Alliant copies of the Company’s employee handbook and employee policies and procedures (collectively, the “Employee Handbook”). The Employee Handbook reflects in all material respects the benefits and policies generally applicable to the Company Employees. The Employee Handbook has been delivered or made available to each Company Employee.

(d)        All Persons classified by the Company as non-employees, including but not limited to independent contractors or consultants, have satisfied the requirements of Law to be so classified, and the Company has fully and accurately reported their compensation when required to do so.  The Company does not have any direct or indirect liability, whether absolute or contingent, with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(e)         The Company is not a party to or bound by any collective bargaining agreement, and the Company has not experienced any strikes or claims of unfair labor practice since its formation.  No employee of the Company is represented by any labor organization nor has any labor organization or group of employees made any demand or instituted any proceedings for recognition.

(f)          There are no material grievances or other labor disputes pending against the Company (whether involving current or former employees of the Company).  There are no complaints, charges, claims, or grievances pending or, to the Knowledge of the Seller Parties, threatened against the Company based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of, or failure by the Company to employ, any individual.  There has been no “mass layoff” or “plant closing” with respect to the Company within six (6) months prior to the Closing Date.

6.20        Employee Benefits

(a)         Section 6.20(a) of the Disclosure Schedule sets forth a complete and correct list of all Employee Plans.  The Seller Parties have Made Available to Alliant copies of the Company’s Benefit Guides (collectively, the “Employee Benefits Guide”). The Employee Benefits Guides reflect in all material respects the Employee Plans generally available to the Company Employees.  The Company does not sponsor, or have any liability under or with respect to, any Employee Plan.

(b)         No Employee Plan is a multiemployer plan (as defined in Section 3(37) of ERISA), or a “defined benefit plan” as defined in Section 3(35) of ERISA or is subject to Title IV of ERISA or Section 412 of the Code or provides post-employment welfare benefits (except to the extent required by Section 4980B of the Code), or multiple employer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA. Each Employee Plan currently complies, and has, during the previous six (6) years complied, both as to form and operation, with the terms of such Employee Plan and with the applicable provisions of ERISA, the Code, and other applicable Law, in each case, in all material respects. There has been no notice issued nor any ongoing audit or investigation by any Governmental Authority questioning or challenging such compliance, there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Seller Parties, threatened, involving any Employee Plan or the assets of any such plan, and nothing has occurred which would reasonably be expected to result in the loss of such qualification or result in the imposition on the Company of any material liability, penalty or Tax under ERISA or the Code.

(c)         Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received (or timely filed an application for) a favorable determination letter from the IRS that such plan is so qualified, and each related trust that is intended to be exempt from federal income Tax pursuant to Section 501(a) of the Code has received a favorable determination letter from the IRS that it is so exempt, such determinations have not been revoked as of the date hereof and, to the Knowledge of the Seller Parties, no action or amendment has been taken or made that is reasonably anticipated to result in the loss of the qualified status of such plan.

(d)         Except as set forth on Section 6.20(d) of the Disclosure Schedule, the consummation of the Transactions will not, under any Employee Plan, create any liability under, accelerate the time of the payment or vesting of, increase the amount of, result in the forfeiture of compensation or benefits under, or result in any increased or accelerated funding or payment obligation with respect to, any Company Employee.

(e)         All contributions (including all employer contributions and employee salary reduction contributions) and premium payments to or on behalf of each Employee Plan required of the Company have been made or included in determining the Final Adjustments.

(f)         Each Employee Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies with and has been maintained in accordance with the requirements of Section 409A(a)(2), (3), and (4) of the Code and any U.S. Department of Treasury or Internal Revenue Service guidance issued thereunder in all material respects, and no amounts under such Employee Plan is or has been subject to interest and additional tax as set forth under Section 409A(a)(1)(B) of the Code, and the Company has not had any actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax as set forth under Section 409A(a)(1)(B) of the Code.

(g)       No amount paid or payable under this Agreement or any agreement referred to herein, or any existing obligation of the Company (whether in the form of cash, property, or benefits) by or on behalf of the Company or the Alliant Companies in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event), whether before, on, or after the Closing Date, will be an “excess parachute payment” within the meaning of Section 280G of the Code.

6.21       Powers of Attorney.  Except as set forth on Section 6.21 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company.

6.22       Subsequent Events.  Since December 31, 2022, the Company has conducted its business only in the Ordinary Course of Business, and there has not been any event, change, occurrence, or circumstance that would reasonably be expected to have a material adverse effect on the Company’s financial condition, business or results of operations, or its providing of Business Services.

6.23       Anti-Corruption.  Neither the Company nor, to the Knowledge of the Seller Parties, any director, shareholder, manager, member, officer, agent or employee of the Company or any other Person associated with or acting for or on behalf of the Company, has (a) directly or indirectly (i) made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback, or similar unlawful payment to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business for the Company, (B) to pay for such favorable treatment, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or (ii) engaged in any illegal, materially unfair or materially deceptive business practices, including engaging in any “bid rigging” or “steering” activities for the benefit of the Company, (b) established or maintained any fund or asset that has not been recorded in the Books and Records of such Person, or (c) in performing the Business Services or representing the Company anywhere in the world, violated the U.S. Foreign Corrupt Practices Act or the anti-corruption Laws of any other jurisdiction where the Business Services are performed.

6.24      Material Clients. Section 6.24 of the Disclosure Schedule sets forth the names of the top ten (10) Clients of the Company, measured by Net Commissions and Fees (collectively, the “Material Clients”) and sets forth the Net Commissions and Fees attributable to each Material Client for the twelve (12) month period ending December 31, 2022 (the “Measurement Period”). No Material Client has notified the Company or any Seller Party, in writing or otherwise, that such Material Client intends to discontinue or materially reduce any business with the Company, nor, to the Knowledge of the Seller Parties, does any such Material Client intend to take any such action (including as a result of the Transactions).

6.25       Material Carriers.  Section 6.25  of the Disclosure Schedule sets forth the names of the top five (5) Carriers providing products through the Company, measured by Net Commissions and Fees (the “Material Carriers”), and sets forth the Net Commissions and Fees attributable to each Material Carrier for the Measurement Period. No Material Carrier has notified the Company or any Seller Party, in writing or otherwise, that such Material Carrier intends to cancel the Company’s status as its agent, or to discontinue offering, or materially modify the terms of, any product brokered through the Company, or to materially modify brokerage commissions relating thereto, nor, to the Knowledge of the Seller Parties, does any such Material Carrier intend to take any such action (including as a result of the Transactions).

6.26      Related Party Transactions.  Other than in the Ordinary Course of Business, no director, shareholder, manager, member, officer, agent or employee of the Company, or of any Seller Party, or any member of such person’s immediate family, or any of their respective Affiliates (each a “Related Person”), other than in his or her capacity as a director, shareholder, manager, member, officer, agent or employee, (a) is a party to any Contract or transaction with the Company or that is pertaining to the business of the Company, (b) has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company, (c) owes any amount to the Company, (d) is owed any amount by the Company other than for wages and employee benefits in the Ordinary Course of Business, (e) has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, (f) to the Knowledge of the Seller Parties, has any claim or cause of action against the Company, or (g) owns any interest in any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company.

6.27        Real Property.

(a)          The Company does not own any real property.

(b)          Section 6.27(b) of the Disclosure Schedule sets forth a correct and complete list of all real property and interests in real property leased, licensed, or otherwise occupied or used by the Company (each, a “Company Property”).

(c)          To the Knowledge of the Seller Parties, the Company Properties (i) are in good operating condition without structural defects, and all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all material respects for their current and contemplated uses in providing the Business Services.  To the Knowledge of the Seller Parties, none of the improvements located on or within any Company Property constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any applicable Laws.

(d)         The Company has a valid and binding leasehold interest pursuant to each Real Property Lease under which it is a lessee, free and clear of all Security Interests with respect to the Company’s interest therein, enforceable by the Company in accordance with its terms, subject to the Enforceability Exceptions.  Each Real Property Lease is in full force and effect.  Neither the Company nor, to the Knowledge of the Seller Parties, any other party, is in default under any Real Property Lease, and no event has occurred which, if not remedied, and whether with or without notice or the passage of time or both, would constitute or result in a default.  The Company has not received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any Real Property Lease.

(e)          To the Knowledge of the Seller Parties, the Company Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, held by other Persons.

6.28      Broker Fees.  There are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the Transactions for which an Alliant Company will be liable based on any arrangement or agreement made by or on behalf of the Company.

6.29        CARES Act; COVID-19 Pandemic.

(a)         The Company has not made any election to defer any payroll Taxes under the CARES Act (as defined herein) or taken out any loan, received any loan assistance, received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act (as defined herein).

(b)        The Company has complied in all material respects with all Laws and has made commercially reasonable efforts to comply with all applicable guidance published by any Governmental Authority, concerning workplace and employee health and safety practices related to the COVID-19 pandemic.

ARTICLE VII
 CLOSING DELIVERIES

7.1          Closing Deliveries.

(a)          At the Closing, the Seller Parties are delivering to Alliant and Alliant is delivering to the Seller Parties, as applicable:

(i)           With respect to Alliant, the Purchase Price in accordance with Section 2.2(a).

(ii)        With respect to Alliant, a true, correct and complete copy, certified as of the Closing Date by the Secretary of Alliant, of resolutions or written consents of the board of directors of Alliant, evidencing all necessary corporate action to authorize the execution and performance of this Agreement and the other Transaction Documents to which it is a party.

(iii)      With respect to Seller, true, correct and complete copies, certified as of the Closing Date by the Secretary of Seller, of resolutions or written consents of the board of directors and the shareholder(s) of Seller, evidencing all necessary corporate action on the part of Seller to authorize the execution and performance of this Agreement and the other Transaction Documents to which it is a party.

(iv)       With respect to Parent, true, correct and complete copies, certified as of the Closing Date by the Secretary of Parent, of resolutions or written consents evidencing all necessary corporate action on the part of Parent to authorize the execution and performance of this Agreement and the other Transaction Documents to which it is a party.

(v)         With respect to the Company, a certificate, dated as of the Closing Date, signed by an officer of the Company, certifying that attached thereto is a true, correct and complete copy of the Organizational Documents of the Company.

(vi)        With respect to Alliant, and each Seller Party, evidence of the authority and incumbency, dated as of the Closing Date, of the persons acting on behalf of such Party in connection with the execution of this Agreement and the other Transaction Documents to which such Party is a party.

(vii)        With respect to the Company, certificates, dated within thirty (30) days before the Closing Date, from the Secretary of State of the state of organization and from the Secretary of State of each state listed on Section 6.1(d) of the Disclosure Schedule, and with respect to Alliant and each Seller Party, a certificate from the Secretary of State of the applicable state of organization or incorporation, in each case dated within thirty (30) days before the Closing Date and to the effect that such Party is existing (or, with respect to each state listed on Section 6.1(d) of the Disclosure Schedule, duly qualified or licensed as a foreign corporation to conduct business) and in good standing in such state(s).

(viii)     A certificate dated as of the Closing Date, signed by the President of the Company, certifying that attached thereto is a reasonable, good faith estimate of the balance sheet of the Company as of the Effective Time, and of the Working Capital and any Estimated Working Capital Shortfall (the “Estimated Closing Date Balance Sheet”), which balance sheet shall be reasonably acceptable to Alliant.

(ix)       Evidence that the Company has received a fully quoted proposal for and requested its insurance broker to bind (subject to Closing), three (3) year extended reporting errors and omissions insurance coverage at the same policy amounts, deductibles and otherwise on substantially the same terms and conditions as presently exist (the “Tail Coverages”).

(x)          IRS Form 8023 and any similar forms provided by the Parties to effectuate the Section 338(h)(10) Elections under applicable state, local or other Tax law, duly completed and executed by the Parent and Alliant.

(xi)       Certification of non-foreign status of Seller in form and substance reasonably satisfactory to Alliant, which complies with Section 1445 of the Code and the Treasury Regulations thereunder; provided that if Seller fails to provide such certification pursuant to this Section 7.1(a)(xi), Alliant’s sole remedy shall be to withhold to the extent required under Section 1445 of the Code and the Treasury Regulations thereunder

(xii)      Administrative credentials to the systems and services listed on Schedule 7.1(a)(xii), including all login information, passwords, pass codes, and any other information required for administrative access to such systems and services.

(xiii)       The notices, filings, and consents listed on Schedule 7.1(a)(xiii).

(xiv)       With respect to each Contract listed on Schedule 7.1(a)(xiv), evidence reasonably satisfactory to Alliant of the termination of such Contract.

(xv)        The pay-off letters, UCC-lien termination authorizations, and other documentation listed on Schedule 7.1(a)(xv).

(xvi)      Resignations of each of the officers and directors of the Company as requested by Alliant at least three (3) Business days before the Closing, which resignations shall be effective immediately after the Closing and as of the Closing Date.

(xvii)      The Transition Services Agreement, duly executed by the Company and the Seller.

(xviii)   The Deterding Employment Agreement and the Key Employee Employment Agreements of the key employees listed on Section 7.1(a)(xviii) of the Disclosure Schedule, duly executed by such parties and Alliant.

7.2         Actions Reasonably Satisfactory.  All actions to be taken by the Parties in connection with the consummation of the transactions described in this Agreement, and all certificates, opinions, instruments, and other documents required to effectuate the transactions described in this Agreement, shall be in form and substance reasonably satisfactory to the Parties and their respective counsel. Alliant may waive any condition specified Section 7.1 applicable to a Seller Party, and the Seller may waive any condition specified in Section 7.1 applicable to Alliant.

ARTICLE VIII
 POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period after the Closing:

8.1         General.  In case at any time after the Closing, any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article IX).

8.2         Third Party Consents.  As promptly as possible after the Closing Date, each of the Parties will use commercially reasonable efforts to give any notice or obtain any consent, authorization or approval of any Governmental Authority or other third party, where such consent, authorization or approval is required by the Transactions, but not given or obtained before the Closing.

8.3       Litigation Support.  If and for so long as any Party actively is contesting or defending against any Litigation in connection with (a) any transactions, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or before the Closing Date involving the Company, each of the other Parties will reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, reasonably make available its personnel, and, upon execution by the contesting or defending Party of a mutually agreeable confidentiality agreement, provide such testimony and access to its Books and Records to the extent reasonably necessary in connection with the contest or defense of the Litigation, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article IX); provided, however, that this Section 8.3 shall not apply with respect to any Litigation between the Parties arising out of or related to this Agreement or the other Transaction Documents.

8.4          Restrictive Covenants.

(a)          Each Seller Party acknowledges and agrees that:

(i)        substantial and valuable assets that belong to the Company include the trade names, Confidential Information, business relationships with Clients and Active Prospective Clients, and associated goodwill of the Company, and that the relationships which the Company has with its employees are significant business relationships necessary for the Company to continue to operate its business and that the Company will be primarily engaged in providing Business Services throughout the Restricted Territory;

(ii)       Alliant, the Company, and the other Alliant Companies have a reasonable, necessary and legitimate business interest in protecting the aforesaid assets, relationships, and businesses, and that the covenants set forth below are reasonable and necessary in order to protect these legitimate business interests;

(iii)        the Company has provided, and will continue to provide, Business Services to and on behalf of Clients and Carriers located throughout the Restricted Territory;

(iv)        the payment at Closing of the Purchase Price due at Closing shall constitute, among other things, full consideration for such covenants and the associated goodwill of the Company;

(v)         monetary damages may not be an adequate remedy for any breach or threatened breach of any of the covenants contained in this Section 8.4, and that irreparable injury may result to the Company and the other Alliant Companies or their successors in interest if any such breach or threatened, and that the Company and the other Alliant Companies shall thus be entitled, in addition to an action for damages, to seek equitable relief in any court of competent jurisdiction, including a temporary or permanent injunction, restraining and enjoining any Seller Party, or any Person with which a Seller Party is associated, from violating or further violating such covenants. (Reference is made to Section 9.5(c) relating to the rights of Alliant to equitable relief for breaches of this Section 8.4).

(b)          Accordingly, each Seller Party agrees to the following restrictions that are specifically applicable to such Seller Party:

(i)        Confidential Information. Each Seller Party shall not, directly or indirectly, use, or willfully disclose to any person, any Confidential Information of the Company determined as of the Closing, except (A) with the prior written consent of Alliant, or (B) to the extent necessary to comply with Law or a valid Order, in which event such Seller Party shall notify Alliant, as promptly as practicable (and, if possible, before the making of such disclosure, so that Alliant may seek an appropriate protective order).

(ii)        Non-Solicitation of Clients. Each Seller Party shall not, directly or indirectly, (A) solicit for the purpose of providing, or provide, or accept any offer to provide, or otherwise induce the termination, non-renewal or diminishment of, any Business Services to any Client or Active Prospective Client of the Company, determined as of the Closing, (B) refer any such Client or Active Prospective Client to a competitor of the Company in connection with such competitor providing Business Services, (C) act in the capacity of an advisor, consultant, or risk manager to any such Client or Active Prospective Client with respect to Business Services, or (D) solicit or cause others to solicit or encourage any partner, principal, member, director, consultant, supplier, Carrier or vendor of the Company to discontinue their relationship with the Company, or to divert or take away business from the Company.

(iii)       Non-Solicitation of Employees. Each Seller Party shall not, directly or indirectly, (A) solicit the employment, consulting or other services of, or hire, any individual who was an employee of the Company as of the Closing Date and who became an employee of an Alliant Company following the Closing, or (B) otherwise induce any such employee to breach his or her employment agreement with an Alliant Company; provided, however, the foregoing restrictions shall not include (a) advertisements for employment or consulting services that are placed in publications of general circulation or that are otherwise communicated in a general manner, or (b) communications with any employee or consultant of Company or an Alliant Company, or any other person who represents a source of business to Company or an Alliant Company, who initiated contact with a Seller Party about potential employment or consulting services.  For purposes of this Agreement “solicitation” shall not include (a) referrals made by a placement agency or service, or (b) responses to any advertisement appearing in a newspaper, magazine, trade publication, other media source or any other general public solicitation for employment, consulting and any hiring as a result thereof shall not be prohibited.

(iv)         Non-Competition. Each Seller Party shall refrain from engaging in any business for profit as a lender (other than, with respect to Seller, as a lender in its Ordinary Course of Business), shareholder, sole proprietor, partner, member of a limited liability company, officer, director, manager, employee, or similar capacity, directly or indirectly, that provides any Business Services within the Restricted Territory.

(v)         Trademarks and Trade Names. Each Seller Party shall not, directly or indirectly, use (except in the Ordinary Course of Business on behalf of Alliant) or grant to any Person the right to use at any time, the trademarks and trade names set forth in Section 6.11(a) of the Disclosure Schedule, or any similar names, juxtapositions, or derivations thereof, without the prior written consent of Alliant.

(vi)         Survival.

(A)      The restrictions contained in Sections 8.4(b)(i) and (v) shall remain in effect after the Closing without limitation as to time.

(B)      The restrictions contained in Sections 8.4(b)(ii), (iii) and (iv), shall terminate on the fifth anniversary of the Closing Date.

(C)      Notwithstanding anything to the contrary contained in this Section 8.4, (i) in the event of a Change in Control of a Seller Party the covenant set forth in Sections 8.4(b)(iv) shall terminate effective the day before the Change in Control of such Seller Party.  “Change in Control” means (i) any transaction whereby the right to vote more than fifty percent (50%) of the then issued and outstanding equity interests of the Person, directly or indirectly, is transferred to any party or affiliated group of parties; (ii) any merger or consolidation of the Person, directly or indirectly, with any other entity, at the conclusion of which transaction the Persons who were holders of all the equity interests, immediately prior to the transaction hold, directly or indirectly, less than fifty percent (50%) of the total equity interests of the successor immediately after the transaction; or (iii) any sale, lease, transfer or other disposition of all or substantially all the assets of the Person, directly or indirectly, to a Person that is not an Affiliate of such Person.

(D)     Notwithstanding anything to the contrary contained in this Section 8.4, the covenant set forth in Sections 8.4(b)(iv) shall not apply to a Noncompeting Acquired Business.   For purposes of this Agreement, a “Noncompeting Acquired Business” is a Person that is acquired, directly or indirectly, whether structured as an acquisition of equity interests or of assets or otherwise, by Parent or any of its Affiliates, provided that such acquired Person does not derive forty percent (40%) or more of its revenue from providing Business Services.

(c)        Independent Obligations.  For the avoidance of doubt, each Seller Party acknowledges that if such Seller Party engages, directly or indirectly, in any conduct that violates this Section 8.4, such conduct shall constitute a breach of this Agreement regardless of whether such conduct constitutes a violation of the covenants set forth in any other Transaction Document.

8.5          Taxes.

(a)          Liability for Taxes.

(i)          Except to the extent that Taxes accounted for in Working Capital, Seller Parties shall bear and be responsible for, and jointly and severally indemnify and hold harmless the Alliant Indemnified Parties against, and reimburse any Alliant Indemnified Party for, all of the following Taxes that such Alliant Indemnified Party may suffer or incur, or become subject to during the period referenced in Section 8.5(a)(iv): (i) all Taxes of any member of the Parent Affiliated Group for which the Company is liable, including pursuant to Treas. Reg. § 1.1502-6 or similar provision of state or local Law, as a result of the Company having been a member of the Parent Affiliated Group, (ii) all other Taxes for which the Company is liable for Pre-Closing Tax Periods, (iii) with respect to any Straddle Period, all Taxes for which the Company is liable which are allocable, pursuant to Section 8.5(a)(ii)), to the portion of such Straddle Period ending on and including the Closing Date; and (iv) all Taxes resulting from the Section 338(h)(10) Elections.

(ii)          Whenever it is necessary to determine the liability for Taxes of the Company for the portion of a Straddle Period that ends on or before the Closing Date, and the portion of a Straddle Period that begins after the Closing Date, the Taxes allocable to the portion of such Straddle Period that ends on the Closing Date shall be (A) in the case of Taxes other than Taxes described in the following clause (B), (other than Transfer Taxes), deemed equal to the amount which would be payable if the taxable period ended on the Closing Date (based upon an interim closing of the books as of the end of the Closing Date); and (B) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company (such as real, personal, intangible property Taxes), deemed to be the amount of such Taxes for the entire period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period; provided, however, that exemptions, allowances or deductions, other than those that are based on the calculation of income Taxes, that are calculated on an annual basis, such as with respect to property Taxes, shall be apportioned between such two taxable years or periods on a daily basis.

(iii)        Any real property transfer or gains Tax, sales Tax, use Tax, transfer Tax, value added Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement and the other Transaction Agreements (the “Transfer Taxes”) shall be borne shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Alliant.  Any Tax Returns with respect to Transfer Taxes shall be prepared by the party required to do so pursuant to applicable Law.

(iv)         The Seller Parties’ indemnification obligations under this Section 8.5(a) shall remain in effect and survive until the expiration of the relevant statute of limitations, plus sixty (60) days.

(b)          Tax Returns

(i)         Parent and Alliant shall jointly make, or cause to be made, timely elections under Section 338(h)(10) of the Code and all available comparable provisions of applicable state, local or other Tax Law with respect to the purchase of the Company Shares pursuant to this Agreement (collectively, the “Section 338(h)(10) Elections”).  Parent and Alliant agree not to take any action that could cause any such Section 338(h)(10) Elections to be invalid and shall take no position contrary thereto unless required pursuant to a determination (as defined in Section 1313(a) of the Code or other applicable Tax Law).  Parent and Alliant shall cooperate with each other to take all actions necessary and appropriate (including executing and filing such additional forms, Tax Returns, elections, schedules and other documents as may be required) to effect the Section 338(h)(10) Elections in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 and comparable provisions of applicable state, local or other Tax Laws. For the avoidance of doubt, in no event shall Alliant be permitted to make any other election under Section 338 of the Code (including but not limited to Section 338(g) of the Code disconnected from the Section 338(h)(10) Elections described in this Section 8.5(b)(i)).

(ii)        Parent shall prepare or cause to be prepared, and timely file or cause to be timely filed, when due (taking into account all extensions properly obtained) (i) all Tax Returns that are required to be filed by or with respect to the Company on a combined, consolidated, unitary, or other similar basis with Parent or any Affiliate thereof (other than the Company) for Pre-Closing Tax Periods, and (ii) all other Tax Returns that are required to be filed after the Closing Date by or with respect to the Company for Pre-Closing Tax Periods.  In each case, Parent shall timely remit or cause to be remitted any Taxes shown as due on such Tax Returns (except to the extent such Taxes were included in Working Capital or otherwise taken into account in determining the Final Adjustment) and shall be entitled to any refund attributable to any such period as reflected on such Tax Returns.  Subject to Section 8.5(b)(iv), all such Tax Returns with respect to the Company shall be prepared and filed in a manner consistent with past practice (except as required by applicable Law).  At least thirty (30) days prior to the due date or, if earlier, the date on which each such Tax Return is filed, the Parent shall submit such Tax Return (or a pro forma version of a draft Tax Return for the Company used in the preparation of such Tax Return), redacted to remove any information that does not relate to the Company, to Alliant for its review and comment, and Parent shall consider in good faith any reasonable comments provided by Alliant within fifteen (15) days following Alliant’s receipt of such Tax Return (or pro forma).  Any objections to a Tax Return must be delivered to the Parent within fifteen (15) days following Alliant’s receipt of such Tax Return (or such pro forma); if no such statement is received by the Parent within such fifteen (15) day period, then such Tax Return shall be deemed to have been accepted by Alliant.

(iii)       Alliant shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns of the Company that relate to a Straddle Period and, without limiting the Alliant Indemnified Parties’ rights under Sections 8.5(a)(i), Alliant shall timely remit or cause to be remitted any Taxes shown as due on such Tax Returns.  Subject to Section 8.5(b)(iv), all such Straddle Period Tax Returns shall be prepared in a manner consistent with past practice (except as required by applicable Law).  At least thirty (30) days prior to the due date or, if earlier, the date on which each such Tax Return is filed, Alliant shall submit such Tax Return to the Parent for its review and approval, which approval may not be unreasonably withheld, conditioned or delayed, it being agreed that the withholding of approval will not be unreasonable if the filing of such Tax Return, as prepared by the Parent, reflects any Tax position determined by Alliant not to be supported by substantial authority.  Any objections to a Tax Return must be delivered to Alliant within fifteen (15) days following the Parent’s receipt of such Tax Return; if no such statement is received by Alliant within such fifteen (15) day period, then such Tax Return shall be deemed to have been accepted by the Parent. Notwithstanding the foregoing, the Seller Parties shall, on a joint and several basis, pay (or reimburse the Alliant Indemnified Parties for) all Taxes due and payable with respect to the portion of the Straddle Period allocable to the Seller Parties under Section 8.5(a)(ii), other than Taxes that have been included in Working Capital or otherwise taken into account in determining the Final Adjustment.  Any refund attributable to a Straddle Period Tax Return shall be apportioned between the Parent and Alliant in accordance with the foregoing.

(iv)         Notwithstanding anything in this Agreement to the contrary, the Parties agree that the taxable income or loss attributable to the ordinary-course activities of the Company for Saturday, April 1, 2023, (A) will be deemed to not be included in the Tax Returns of the Parent Affiliated Group with respect to the Pre-Closing Tax Period ending on the Closing Date or in the portion of the Straddle Period that ends on the Closing Date, and (b) will be deemed to be included in Tax Returns of or with respect to the Company for the taxable period beginning on the day immediately following the Closing Date or the portion of the Straddle Period that commences on the day immediately following the Closing Date; provided, however, that for the avoidance of doubt, the Parties agree that the results of the deemed asset sale under the Section 338(h)(10) Election shall be included in the Tax Returns of the Parent Affiliated Group with respect to the Pre-Closing Tax Period ending on the Closing Date.

(v)          Notwithstanding anything in this Agreement to the contrary, (A) all Transaction Tax Deductions shall be treated as arising on or before the Closing Date for U.S. federal income Tax (and related state, local, and non-U.S. Tax) purposes and included as deductions on the final U.S. federal income Tax Return of the Company filed by the Parent Affiliated Group, and (B) the parties agree that the Company shall make an election under Revenue Procedure 2011-29, 2011-18 IRB, to treat 70% of any success-based transaction expenses as an amount that did not facilitate the transactions contemplated by this Agreement and therefore treat 70% of such costs as deductible in the taxable year that includes the Closing Date for U.S. federal, and applicable state, income tax purposes.

(vi)        Unless otherwise required by Law, none of Alliant or any Affiliate of Alliant shall (or shall cause or permit the Company to) make or change any Tax election with respect to, file in any jurisdiction not previously filed in, amend, refile or otherwise modify or grant an extension of any statute of limitation with respect to any Tax Return or other filing in respect of Taxes relating in whole or in part to the Company with respect to any taxable year or period ending on or before the Closing Date without the prior written consent of Seller.

(c)         Termination of Tax Sharing Agreement.  Parent shall cause the Company’s participation in all written Tax allocation and Tax sharing agreements and arrangements between Parent and its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, to be terminated as of the Closing Date, and no further payments shall be required to be made by or with respect to the Company thereunder.

(d)          Contest Provisions.

(i)           Each Party shall promptly notify the other Party in writing upon receipt by it, or any of its Affiliates, of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments either (i) relating to the Company with respect to any taxable period ending on or before the Closing Date or any Straddle Period or (ii) relating to a Tax for which such other Party or such other Party’s Affiliates would be liable pursuant to this Agreement or pursuant to applicable provisions of Law.

(ii)       The Seller Parties (or their Affiliates) shall have the sole right to represent the Company’s interests in any Tax audit or administrative or court proceeding relating to a Pre-Closing Tax Period (including the pre-Closing portion of a Straddle Period) or relating to a Tax for which the Seller Parties otherwise would be liable pursuant to this Agreement, and to employ counsel of Parent’s choice at Parent’s expense; provided, however, that Alliant and its representatives shall be permitted, at Alliant’s sole expense, to be present at, and participate in, any such audit or proceeding (except where such audit or proceeding does not relate to the Company); provided, further, that Parent shall keep Alliant and Alliant’s representatives promptly and reasonably informed regarding the progress of any such audit or proceeding (except to the extent such audit or proceeding does not relate to Company), and neither Parent nor its Affiliates shall settle, either administratively or after the commencement of Litigation, any such audit or proceeding without the prior written consent of Alliant, which may not be unreasonably withheld, conditioned or delayed.  Alliant shall be entitled to control all other Litigation relating to Taxes of the Company; provided, however, that Parent and its Representatives shall be permitted, at Parent’s expense, to be present at, and participate in, any such Litigation related to any Taxes for which the Seller Parties would be liable pursuant to this Agreement; provided, further, that Alliant shall keep Parent and Parent’s Representatives promptly informed regarding the progress of any such Action related to Taxes for which the Seller Parties would be liable pursuant to this Agreement, and neither Alliant nor its Affiliates shall settle, either administratively or after the commencement of Litigation, any such Litigation related to Taxes for which the Seller Parties would be liable pursuant to this Agreement without the prior written consent of Parent, which may not be unreasonably withheld, conditioned or delayed.

(e)          Assistance and Cooperation.   Each of the Seller Parties and Alliant shall (and cause their respective Affiliates to):

(i)         timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to Taxes, including those described in Section 8.5(a)(iii) (relating to Transfer Taxes);

(ii)         after the Closing Date, assist the other Party (at such other Party’s expense) in preparing any Tax Returns which such other Party is responsible for preparing and filing in accordance with Section 8.5(b), and in connection therewith, provide the other Party with any necessary powers of attorney, and assist the other Party in pursuing any claim for a Tax refund;

(iii)         after the Closing Date, cooperate fully in preparing for and defending any audits of, or disputes with Governmental Authorities regarding, any Tax Returns of the Company;

(iv)         after the Closing Date, make available to the other and to any Governmental Authority as reasonably requested all information, records, and documents relating to Taxes of the Company (other than any consolidated Tax Return that includes the Company, in which case each Party may provide a pro forma version of a draft Tax Return for the Company used in the preparation of such Tax Return); and

(v)        after the Closing Date, furnish the other with copies of all correspondence received from any Governmental Authority in connection with any Tax audit or information request related to the Company, to the extent relating to Taxes for which the other Party would reasonably be expected to be responsible.

(f)         Coordination.  Notwithstanding anything in this Agreement to the contrary, (i) in the event there is a conflict between this Section 8.5 and any other provision contained in this Agreement, this Section 8.5 shall control and (ii) the procedures relating to any claims for Taxes in Section 8.5(d) shall control rather than Section 8.3.

(g)         Tax Treatment of Payments.  To the extent permitted by applicable Law, the parties shall treat any and all payments under this Section 8.5 as an adjustment to the Purchase Price for Tax purposes.

(h)         Allocation of Purchase Price.  Within one hundred eighty (180) days after the Closing Date, Alliant shall prepare and deliver to Seller a schedule (the “Allocation Schedule”) that allocates the Purchase Price (as finally adjusted) among the assets of the Company pursuant to Sections 338 and 1060 of the Code and the Treasury Regulations thereunder.  The Allocation Schedule shall be amended to reflect all timely received, reasonable comments of the Seller; provided that Seller’s comments shall be treated as timely for this purpose if they are provided within twenty (20) days of receiving the draft Allocation Schedule from Alliant.  The Parties agree to Tax Returns in a manner consistent with the Allocation Schedule, as updated to include any comments from Seller pursuant to this Section 8.5(h), and no Party shall take any position on any Tax Return, in any proceeding, or otherwise inconsistent with the Allocation Schedule unless otherwise required pursuant to applicable Law.  Any adjustment to the Purchase Price shall be allocated in accordance with this Section 8.5(h).

(i)          Certain Tax Refunds. Any refund, credit or similar benefit (including any interest paid or credited by a Governmental Authority with respect thereto) of Taxes (i) that were accounted for in Working Capital, or (ii) that otherwise relate to a Pre-Closing Tax Period shall be solely the property and claim of Seller and any such amounts payable to Seller pursuant to this Section 8.5(i) shall be paid to Seller (and any material correspondence related thereto shall be provided), within ten (10) days after receipt or entitlement thereto. Alliant shall cooperate with respect to any such refunds, credits or similar benefits described in this Section 8.5(i), as reasonably requested by Seller, as contemplated by Section 8.5(e).

(j)          No Duplication.  For the avoidance of doubt, nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

8.6          Employee Compensation and Benefits Responsibilities.

(a)         From and after the Closing, the Seller Parties shall retain or assume the sponsorship of any and all liabilities under or relating to each Employee Plan, regardless of when any such liability arises, is incurred, is reported or disclosed.

(b)         From and after the Closing Date, except as provided in Section 8.6(a), Alliant shall, or shall cause the Company to, be responsible for all employment-related obligations first arising on or after the Closing Date, for all Company Employees who continue to be employed by the Company, Alliant or any Affiliate thereof, including all such obligations relating to compensation and employee benefits.

(c)          Except for any accrued compensation amounts that have been taken into account in determining the Final Adjustment, Seller shall retain and be responsible for all liabilities to pay all Company Employees all wages, salaries, commissions, transaction and other bonuses, and similar compensation earned or accrued through the Closing Date.

(d)         Seller shall be responsible for all workers’ compensation claims by any Company Employee arising out of any injuries and diseases to the extent incurred, sustained, or resulting from work-related exposures or conditions prior to the Closing Date (regardless of whether the claim related thereto is filed after the Closing). Alliant shall, or shall cause the Company to, be responsible for all workers’ compensation claims by any Company Employee arising out of any injuries and diseases to the extent incurred, sustained, or resulting from work-related exposures or conditions on or after the Closing Date.

(e)          Upon the Closing Date or promptly thereafter, all employment and personnel records of or relating to the Company Employees shall be delivered to (and shall become the property of) the Company.

ARTICLE IX
 REMEDIES FOR BREACHES OF THIS AGREEMENT

9.1          Survival.

(a)          The Basic Representations shall survive the Closing and continue in full force and effect for twelve (12) months thereafter.

(b)         The Special Representations and the representations and warranties contained in Section 6.17 (Tax Matters) shall survive the Closing and continue in full force and effect until sixty (60) days after the expiration of the applicable statute of limitations.

(c)          The Fundamental Representations shall survive the Closing and continue in full force and effect without limitation as to time.

(d)        Each of the covenants of each Party contained herein shall survive the Closing and continue in full force and effect, subject to any limitation specifically applicable to such covenant set forth in this Agreement.

9.2          Indemnification by the Seller Parties.          If an Alliant Indemnified Party suffers Adverse Consequences arising out of, based upon or relating to any breach by the Seller Parties of their representations, warranties, or covenants contained herein and if in any such case such Alliant Indemnified Party delivers a written claim for indemnification to the Seller Parties in the manner set forth in Section 10.6 within the relevant survival period (if any), then subject to the other terms and conditions contained in this Article IX, the Seller Parties agree to indemnify such Alliant Indemnified Party from and against any such Adverse Consequences (to the extent provided for hereunder, and regardless of whether such Adverse Consequences arise from or involve a Third Party Claim) that it may suffer through and after the date of the claim for indemnification (including any Adverse Consequences that the Alliant Indemnified Party may suffer after the end of any applicable survival period).

(a)          Notwithstanding anything to the contrary herein:

(i)         In the event of a breach of the Seller Parties’ Basic Representations, the Seller Parties shall not have any obligation to indemnify any Alliant Indemnified Party until all the Alliant Indemnified Parties have suffered aggregate Adverse Consequences that result from, arise out of, or otherwise relate to all breaches by the Seller Parties of their Basic Representations in excess of the Basic Indemnification Threshold, in which event the Seller Parties shall be obligated to indemnify such Alliant Indemnified Party only for the amount of such Adverse Consequences above the Basic Indemnification Threshold, subject to the applicable limits otherwise set forth in this Article IX. For the avoidance of doubt, the Basic Indemnification Threshold shall not apply in the event of a breach by the Seller Parties of any of the Fundamental Representations, Special Representations, or covenants contained herein, or with respect to any Special Indemnification Matter.

(ii)          The aggregate liability of the Seller Parties for all breaches of the Seller Parties Basic Representations shall in no event exceed the Basic Indemnification Cap.

(iii)      The aggregate liability of the Seller Parties for all breaches of the Seller Parties Basic Representations, Fundamental Representations, Special Representations and any covenants contained herein shall in no event exceed the aggregate Purchase Price paid or that may become payable to the Seller Parties under this Agreement (as adjusted by Section 2.4).

(iv)         There shall be no limitation on liability of any Seller Party with respect to any Special Indemnification Matter.

9.3          Indemnification by Alliant.

(a)        If any Seller Indemnified Party suffers Adverse Consequences arising out of, based upon or relating to any breach by Alliant of its representations, warranties or covenants contained herein, and such Seller Indemnified Party delivers a written claim for indemnification to Alliant in the manner set forth in Section 10.6 within the relevant survival period (if any), then subject to the other terms and conditions contained in this Article IX, Alliant agrees to indemnify such Seller Indemnified Party from and against any such Adverse Consequences (to the extent provided for hereunder, and regardless of whether such Adverse Consequences arise from or involve a Third Party Claim) that it may suffer through and after the date of the claim for indemnification (including any Adverse Consequences that the Seller Indemnified Party may suffer after the end of any applicable survival period).

(b)          Notwithstanding anything to the contrary herein:

(i)          In the event of a breach by Alliant of any of its Basic Representations, Alliant shall not have any obligation to indemnify any Seller Indemnified Party, until all Seller Indemnified Parties have suffered aggregate Adverse Consequences resulting from or arising out of or otherwise relating to all breaches by Alliant of its Basic Representations in excess of the Basic Indemnification Threshold, in which event Alliant shall be obligated to indemnify such Seller Indemnified Party for all Adverse Consequences in excess of the Basic Indemnification Threshold, subject to the applicable limits otherwise set forth in this Article IX.  For the avoidance of doubt, the Basic Indemnification Threshold shall not apply in the event of a breach by Alliant of any of its Fundamental Representations or covenants contained herein.

(ii)       The aggregate liability of Alliant for all breaches of Alliant’s Basic Representations shall in no event exceed the Basic Indemnification Cap.

(iii)        The aggregate liability of Alliant for all breaches of the Alliant’s Basic Representations and Fundamental Representations shall in no event exceed the aggregate Purchase Price (as adjusted by Section 2.4).

(iv)          There shall be no limitation on liability of Alliant for breaches of any covenants contained herein.

9.4          Indemnification Manner of Payment; Matters Involving Third Parties.

(a)          If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article IX, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.  Such notice shall describe the Third Party Claim in reasonable detail based upon the information then possessed by the Indemnified Party, and shall indicate the estimated amount, if reasonably practicable and to the extent known to the Indemnified Party, of the Adverse Consequences that have been or may be sustained by the Indemnified Party.

(b)         Any Indemnifying Party shall have the right to assume and control (at its sole cost and expense) the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party, so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) Business Days after the Indemnified Party has given notice of the Third Party Claim, that the Indemnifying Party elects to assume such defense, (ii) the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for any Adverse Consequences resulting from such Third Party Claim, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief and (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedent or practice materially adverse to the continuing business interests of the Indemnified Party; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard, and provided, further, that the Indemnified Party may retain separate co-counsel at its sole cost and expense (which shall not constitute Adverse Consequences of the Indemnified Party) and participate in the defense of the Third Party Claim.  The Indemnified Party shall cooperate to make available to the Indemnifying Party all pertinent information under the control of or in the possession of the Indemnified Party as to the Third Party Claim and shall make appropriate personnel reasonably available for any discovery or trial.

(c)         So long as the Indemnifying Party assumes and is conducting the defense of the Third Party Claim in accordance with Section 9.4, (i) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned, or delayed), and (ii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned, or delayed); provided, however, that the Indemnifying Party may consent to the entry of any judgment with respect to a Third Party Claim without the prior written consent of the Indemnified Party so long as the proposed consent or judgment does not include (x) any monetary damages payable by the Indemnified Party, (y) any restriction on the operations of, or other injunctive relief against,  the Indemnified Party or its Affiliates, or (z) any admission of wrongful action on the part of the Indemnified Party; and also provides, in customary form, for the unconditional release of the Indemnified Party from all liabilities in connection with such Third Party Claim.

(d)         If none of the Indemnifying Parties assumes and conducts the defense of such Third Party Claim in accordance with Section 9.5(b), (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably and in good faith may deem appropriate; provided, that the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned, or delayed), if such judgment or settlement requires the Indemnifying Party to indemnify the Indemnified Party for or with respect to any monetary damages; (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) subject to the terms and conditions set forth in this Agreement; and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from or arising out of the Third Party Claim to the fullest extent provided in this Article IX.

9.5          Other Remedies, Limitations and Provisions.

(a)         For purposes of determining the amount of any Adverse Consequences arising out of or suffered by an Indemnified Party as a result of a breach of a particular representation or warranty hereunder, (but not for purposes of determining whether there has been a breach of such representation or warranty), such representation or warranty shall be read without regard and without giving effect to the term(s) “material,” “material adverse effect” or any similar qualifier, as if such words and surrounding related words (e.g., “reasonably be expected to” and similar restrictions and qualifiers) were deleted from such representation or warranty; provided, however, that with respect to Section 6.24 and Section 6.25, use of the word “Material” as used respectively in the defined terms “Material Clients” and “Material Contracts”, “Material Carriers” shall not be disregarded.

(b)         Except with respect to (i) instances of fraud (it being agreed that the commission of fraud by a Party shall not affect the application of the limitations set forth in the Agreement to any other Party (other than an Affiliate of the Party committing fraud) that has not also committed fraud with respect to the claim in question), and (ii) equitable relief with respect to a breach by any Party of any covenant contained herein, the sole and exclusive remedy of the Alliant Indemnified Parties and Seller Indemnified Parties for the recovery of Adverse Consequences resulting from, relating to or arising out of this Agreement shall be the indemnification provisions set forth in this Article IX, together with (x) the provisions of Section 2.4, with respect to the Final Adjustments, and (y) the provisions of Section 8.5, with respect to Tax matters.

(c)         Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof. In particular, each Seller Party specifically acknowledges and agrees that monetary damages will not be an adequate remedy for a breach of any of the restrictive covenants contained in Section 8.4 and that irreparable injury may result to the Alliant Indemnified Parties in the event of any such breach.  Accordingly, each Seller Party agrees that the Alliant Indemnified Parties shall be entitled to enforce their rights and such Seller Party’s obligations thereunder not only by an action for damages but also by seeking equitable relief in any court of competent jurisdiction, including a temporary or permanent injunction, restraining and enjoining such Seller Party, or any Person with which such Seller Party is associated or by which such Seller Party is employed, from further violations of such provisions.

(d)         Notwithstanding anything to the contrary in this Agreement, the Company shall have no liability to any Seller Party or its respective Affiliates in respect of, and neither any Seller Party nor any Seller Party’s Affiliates shall have (and each Seller Party hereby, on its own behalf and on behalf of its Affiliates, irrevocably and unconditionally releases, waives and agrees not to assert) any right (whether at law or in equity, based in contract, tort or otherwise and including any claim for indemnification, contribution or other relief, and including as a defense against a claim for indemnification hereunder) against, or recourse to, the Company in respect of any breach, inaccuracy or untruth of any representation or warranty of the Seller Parties (including representations and warranties with respect to the Company).  In furtherance of the foregoing, each Seller Party, on behalf of such Seller Party and each of such Seller Party’s Affiliates, successors, and assigns (collectively, the “Releasing Parties”) hereby: (i) releases, acquits and forever discharges the Company and each of its Affiliates after the Closing, successors and assigns (collectively, the “Released Parties”), from any and all claims, demands, damages, actions, causes of action, rights, costs, losses, expenses, compensation or suits in equity, of whatsoever kind or nature, in contract or in tort, at law or in equity, that such Releasing Party might have in each case arising out of anything done, omitted, suffered or allowed to be done by any Released Party, including pursuant to any agreement, understanding, representation or promise by, between or among any Released Party, on the one hand, and any Releasing Party, on the other hand, in each case whether heretofore or hereafter accrued or unaccrued and whether foreseen or unforeseen or known or unknown, in each case to the extent related to matters or events occurring before the Closing (collectively, the “Released Matters”); (ii) agrees never to commence or participate, in a manner adverse to any Released Party, in any legal action or other proceeding based in whole or in part upon any Released Matters; and (iii) acknowledges and agrees that such Seller Party has provided this release, on behalf of such Seller Party and the other Releasing Parties, voluntarily, with the intention of fully and finally extinguishing all Released Matters.  Notwithstanding anything in this Section 9.5(d) to the contrary, the Released Matters and matters identified in the first sentence of this Section 9.5(d) shall not include any rights of a Releasing Party expressly arising under or expressly preserved or created pursuant to this Agreement or any other Transaction Document.

(e)          Additional Indemnification Procedures.  Notwithstanding anything in this Agreement to the contrary:

(i)          The Parties shall cooperate with each other to resolve any claim or liability with respect to which any Party is obligated to indemnify any other Party hereunder, including using commercially reasonable efforts to mitigate any Adverse Consequences that form the basis of a claim hereunder (and the costs incurred in connection with such mitigation shall be deemed to be indemnifiable Adverse Consequences).  In furtherance of the foregoing, the Parties shall use commercially reasonable efforts to seek full recovery under all applicable insurance policies covering any Adverse Consequences, to the same extent as they would if such Adverse Consequences were not subject to indemnification hereunder.

(ii)        The amount of any Adverse Consequences for which indemnification is provided under this Article IX shall be net of (x) insurance proceeds actually recovered by the Indemnified Party in respect of such Adverse Consequences (net of any costs incurred in connection with such recovery), and (y) amounts actually recovered from third parties pursuant to indemnification or otherwise (net of any costs incurred in connection with such recovery).

(iii)      If any Indemnified Party receives such insurance proceeds or indemnity, contribution or similar payments after being indemnified by an Indemnifying Party with respect to some or all of any Adverse Consequences, such Indemnified Party shall pay to the Indemnifying Party the lesser of (x) the amount of such insurance proceeds or indemnity, contribution or similar payment, less reasonable attorney’s fees and other reasonable expenses incurred in connection with such recovery, and (y) the aggregate amount paid by the Indemnifying Party minus, to the extent applicable to such indemnification matter, the Basic Indemnification Threshold if not otherwise recovered by the Indemnified Party; and in each case only to the extent of the Adverse Consequences suffered by such Indemnified Party in respect to the applicable indemnification matter.

(iv)        If an inaccuracy in any of the representations and warranties made by any Seller Party, or a breach of any covenants of any Seller Party, gives rise to an adjustment in the Purchase Price, or otherwise was the basis for an adjustment to (or was taken into account in calculating) the Final Adjustments, then such inaccuracy or breach shall not (to such extent) give rise to an indemnification obligation hereunder.

9.6          Special Indemnification Matters.  Notwithstanding the disclosure by the Seller Parties of the matters described on Section 9.6  of the Disclosure Schedule (each such matter being a “Special Indemnification Matter”), the Seller Parties shall have and retain full responsibility for all such matters, whether or not such matters constitute breaches of the Seller Parties representations and warranties hereunder, and shall jointly and severally, fully indemnify the Alliant Indemnified Parties with respect thereto, without regard to the Basic Indemnification Threshold or the Basic Indemnification Cap (nor shall any amount paid by the Seller Parties in respect of such indemnification be applied towards the Basic Indemnification Threshold or the Basic Indemnification Cap).

9.7        Purchase Price Adjustments.  Amounts paid to or on behalf of the Seller Parties or Alliant as indemnification under this Article IX shall be treated as adjustments to the Purchase Price.

ARTICLE X
 MISCELLANEOUS

10.1        Confidentiality and Public Announcements.

(a)        Alliant shall obtain the written consent of the Seller Parties, and the Seller Parties shall obtain the written consent of Alliant, before issuing, or permitting any of their respective representatives to issue, any press release or making any other public disclosure or announcement concerning the transactions contemplated hereby or the terms and conditions hereof or thereof, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that any Party may make any public disclosure that is required by applicable Law (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Parties before making the disclosure), including, without limitation, any such disclosure that may be required by the rules and regulations promulgated pursuant to the Exchange Act, by the Parent.

(b)        Except as may be required by applicable Law (including any investigation by a Governmental Authority or other legal process) or as may be required by the rules and regulations promulgated pursuant to the Exchange Act, or as otherwise permitted or expressly described in this Agreement, no Party or its respective Affiliates and representatives shall disclose to any third party (other than such Party’s legal counsel, accountants and other professional advisors) the existence of this Agreement or the subject matter or terms hereof without the prior consent of Alliant (in the case of disclosure by the Seller Parties or their respective Affiliates or representatives) or Seller (in the case of disclosure by Alliant or its Affiliates or representatives).

10.2       No Third-Party Beneficiaries.  Except for the indemnification rights of the Seller Indemnified Parties and Alliant Indemnified Parties as set forth in Article IX, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors, executors, heirs and permitted assigns.

10.3      Entire Agreement.  This Agreement and the other Transaction Documents, including the exhibits and schedules and Disclosure Schedules attached hereto or thereto, together constitute the entire agreement between the Parties and supersede any prior understandings, agreements (including any letters of intent), or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

10.4       Succession and Assignment.  This Agreement and all agreements contemplated hereunder shall be binding upon and inure to the benefit of the Parties named herein and their respective successors, executors, heirs and permitted assigns. No Seller Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, or any of its rights, interests or obligations under any document delivered pursuant to this Agreement (except as may be specifically provided for in any such document), without the prior written consent of Alliant; and Alliant may not assign either this Agreement or any of its rights, interests, or obligations hereunder, or any of its rights, interests or obligations under any document delivered pursuant to this Agreement (except as may be specifically provided for in any such document), without the prior written consent of the Seller Parties; provided, however, that (a) either Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the consent of the other Party pursuant to any merger of such Party into or with any other entity, or upon a sale of all or substantially all of such Party’s assets, or upon a liquidation of such Party, it being understood that, in the event that a third party is the surviving entity of any such merger, sale or liquidation, such surviving entity shall assume the obligations and  liabilities of such Party under the terms of this Agreement, or (b) without the consent of the Seller Parties, Alliant may assign either this Agreement or any of its rights, interests, or obligations hereunder for collateral securities purposes to the Alliant Companies’ lenders; further, provided, however, in the case of an assignment to a third party pursuant to clause (a) hereunder, prompt prior written notice shall be provided to the other Party of any such assignment.

10.5       Counterparts; Electronic Delivery.  This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument of this Agreement. This Agreement and any other Transaction Document, to the extent delivered by means of electronic mail (an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature of agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

10.6       Notices.  All notices, demands and requests of any kind which any Party may be required or may desire to serve upon the other Party hereto in connection with this Agreement shall be delivered in writing and only by (a) courier or other means of personal service which provides written verification of receipt, (b) registered or certified mail return receipt requested, or (c) email, provided that the email, if receipt thereof is not acknowledged by the receiving Party, is promptly followed by delivery of hard copy of such notice which provides written verification of receipt (each, a “Notice”).  Any such Notice delivered by registered or certified mail shall be deposited in the United States mail with postage thereon fully prepaid, or if by courier then deposited prepaid with the courier.  All Notices shall be addressed to the Parties to be served as follows:

If to a Seller Party:	Copy (which shall not constitute notice) to:

City Bank	Hunton Andrews Kurth LLP
5219 City Bank Parkway	1445 Ross Avenue, Suite 3700
Lubbock, TX 79407	Dallas, TX 75202
Attn: Cory T. Newsom, President	Attn: Brian R. Marek
Email: cnewsom@city.bank	Email: bmarek@HuntonAK.com

If to Alliant:	Copy (which shall not constitute notice) to:

c/o Alliant Insurance Services, Inc.	Morea Schwartz Bradham Friedman & Brown LLP
701 B Street, 6th Floor	444 Madison Avenue, 4th Floor
San Diego, CA 92101	New York, NY 10022
Attn: General Counsel	Attn: Douglas M. Morea, Esq.
Email: jbaumann@alliant.com	Email: dmorea@msbllp.com

Service of any such notice or demand so made shall be deemed complete (i) with respect to delivery by courier or registered or certified mail, on the day of actual delivery thereof as shown by the addressee’s registry or certification receipt or other evidence of receipt, or refusal of delivery, and (ii) with respect to e-mail, on the day such communication is received by the recipient, if sent during normal business hours on a Business Day and, if not sent during normal business hours on a Business Day, then such Notice shall be deemed complete on the next succeeding Business Day after the day of actual delivery thereof.  Any Party may from time to time by Notice designate a different mailing address or a different or additional person to which all such notices or demands hereafter are to be addressed.

10.7      Governing Law.  This Agreement and any dispute arising under this Agreement shall be governed by and construed in accordance with the domestic Laws of the State of California without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of California.

10.8      Consent to Jurisdiction.  Each Party irrevocably submits to the exclusive jurisdiction of (a) the United States District Court for the Central District of California, or, (b) if such court does not have jurisdiction, the Superior Court of the State of California (the applicable court described in clause (a) or (b) above being the “Applicable Court”), for the purposes of any suit, action or other proceeding arising out of this Agreement, any of the other Transaction Documents (unless otherwise specified in a Transaction Document), or any transaction contemplated hereby or thereby (any of the foregoing, a “Dispute Action”); provided, however, that notwithstanding the foregoing, an action seeking equitable relief with respect to a breach by a Party of any covenant contained herein, may be brought in any court of competent jurisdiction.  Each Party further agrees that service of any process, summons, notice or document to such party’s respective address by Notice shall be deemed in every respect effective service of process in any such suit, action or proceeding.  Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Dispute Action in the Applicable Court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in such Applicable Court that any such Dispute Action brought in such Applicable Court has been brought in an inconvenient forum.

10.9       Waiver of Jury Trial.  EACH OF THE PARTIES IRREVOCABLY WAIVES, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.10      Judicial Reference.

(a)         Any Dispute Action brought before an Applicable Court in which the pre-dispute jury trial waiver set forth in Section 10.9 is invalid under applicable law shall be subject to the terms of this Section 10.10 and shall be heard by a single referee and resolved by judicial reference pursuant to California Code of Civil Procedure Sections 638 et seq.

(b)          The referee shall be a retired California state court judge. None of the Parties shall seek to appoint a referee that may be disqualified or objected to pursuant to California Code of Civil Procedure Section 641 or 641.2 without the prior written consent of all parties to the Dispute Action. If the parties to any Dispute Action are unable to agree upon a referee within ten (10) calendar days after one party serves a written notice of intent for judicial reference upon the other party or parties to such Dispute Action, then the referee will be selected by the court in accordance with California Code of Civil Procedure Section 640(b).

(c)         The referee shall render a written statement of decision and shall conduct the proceedings in accordance with the California Code of Civil Procedure, the Rules of Court, and California Evidence Code, except as otherwise specifically agreed by the parties to the particular Dispute Action and approved by the referee.  The referee’s statement of decision shall set forth findings of fact and conclusions of law. The decision of the referee shall be entered as a judgment in the court in accordance with the provisions of California Code of Civil Procedure Sections 644(a) and 645. The decision of the referee shall be appealable to the same extent and in the same manner that such decision would be appealable if rendered by a judge of the Superior Court.

(d)         The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference, and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(e)         During the pendency of any Dispute Action which is submitted to judicial reference in accordance with this Section 10.10, each of the opposing parties to such Dispute Action shall bear equal shares of the fees charged and costs incurred by the referee in performing the services described in this Agreement.  The compensation of the referee shall not exceed the prevailing rate for like services.  The prevailing party in the Dispute Action shall be entitled to reasonable court costs, including the fees of the referee and other reasonable costs and disbursements relating to the reference, in such amount as is determined by the referee; provided, however, that each party to the Dispute Action shall be responsible for such party’s own costs and expenses, including such party’s legal fees and disbursements, and the prevailing party shall not be entitled to recover any of such costs and expenses from any other party to the Dispute Action (except to the extent recoverable as Adverse Consequences pursuant to Article IX).

10.11      Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Alliant and the Seller Parties, and any such amendment signed by Alliant and the Seller Parties shall be binding on all other Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder shall be valid unless in writing and signed by the waiving Party.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

10.12     Severability.  The provisions of this Agreement are intended to be interpreted in a manner which makes them valid, legal, and enforceable.  If any provision of this Agreement is found to be partially or wholly invalid, illegal or unenforceable, such provision shall be modified or restricted to the extent and in the manner necessary to render it valid, legal, and enforceable.  It is expressly understood and agreed between the Parties that such modification or restriction may be accomplished by mutual accord between the Parties or, alternatively, by disposition of a court of competent jurisdiction.  If such provision cannot under any circumstances be so modified or restricted, it shall be excised from this Agreement without affecting the validity, legality or enforceability of any of the remaining provisions.

10.13     Expenses.  Except as otherwise expressly provided herein, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ALLIANT:

ALLIANT INSURANCE SERVICES, INC.

By: /s/ P. Gregory Zimmer, Jr.
Name:	P. Gregory Zimmer, Jr.
Title:	President

SELLER PARTIES:

SOUTH PLAINS FINANCIAL, INC.

By: /s/ Cory T. Newsom
Name:	Cory T. Newsom
Title:	President

CITY BANK

By: /s/ Cory T. Newsom
Name:	Cory T. Newsom
Title:	President and Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

EXHIBIT A

FORM OF TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT, dated as of April 1, 2023 (this “Agreement”), is entered into between Windmark Insurance Agency, Inc. d/b/a Windmark Crop Division, a Texas corporation (the “Company”), and City Bank, a Texas state chartered bank (“CB”) (each, a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, CB is a party to a Securities Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), by and among Alliant Insurance Services, Inc., a California corporation (“Purchaser”), South Plains Financial, Inc., a Texas corporation, and CB, pursuant to which CB sold to Purchaser, and Purchaser purchased from CB, all of the outstanding equity of the Company (the “Acquisition”).

WHEREAS, capitalized terms used but not defined herein have the meanings given to such terms in the Purchase Agreement;

WHEREAS, immediately prior to the Acquisition, the Company was a wholly-owned subsidiary of CB, and CB provided certain accounting and IT related services to the Company, as more particularly described on Exhibit A (each a “Service” and collectively, the “Services”); and

WHEREAS, in order to ensure that the Acquisition does not disrupt the business of the Company, CB and Purchaser have agreed to enter into this Agreement, pursuant to which CB, for the benefit of Purchaser, will continue to offer the Company the Services on a temporary and transitional basis, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged and agreed, the Parties hereby agree as follows:

Article I.
Services

Section 1.01         Administration of Services.  Subject to the terms hereof, CB will continue to offer the Company the Services, and shall provide the Services in a commercially reasonable manner, consistent with the past practices, and in compliance with all applicable laws, rules and regulations.

Transition of Services.  The Parties acknowledge the temporary and transitional nature of CB providing the Services to the Company during the term of this Agreement. Accordingly, as promptly as practicable following the execution of this Agreement, the Company shall use commercially reasonable efforts to effectuate an orderly transition of their business processes so that the Company will eventually be able to conduct the Services without utilizing the business resources of CB.

Section 1.02          Obligation to Perform Services. Subject to Article III, the obligations of CB under this Agreement to provide the Services to the Company shall terminate, automatically without the necessity of any additional action by any Party, on the earlier to occur of: (i) written notice from the Company to CB or (ii) June 30, 2023.  Notwithstanding the foregoing, if at any time the Company no longer needs a particular service provided by CB under this Agreement, then the Company may by written notice terminate that particular service without terminating this Agreement.

Article II.
Compensation

Section 2.01          Nature of Relationship.

Nothing in this Agreement shall be construed as making the Parties hereto joint venturers, partners or employees of each other and neither Party shall have any authority to bind the other.

Section 2.02          Terms of Payment and Related Matters.

In consideration for the Services rendered by CB pursuant to Article I, the Company shall pay to CB the amounts billed by CB to the Company in accordance with Section 2.03 for each Service (each monthly payment a “Fee”, and collectively with the payments described below, the “Fees”) until this Agreement is terminated pursuant to Article III.  For illustrative purposes only, estimated annual costs for such Services are set forth on Exhibit A, provided, however, that the Fees shall be prorated on a daily basis, assuming 365 days per year.

Section 2.03          Billing and Cash Settlement

Unless otherwise indicated on Exhibit A, any amounts due under this Agreement shall be billed and paid for in the following manner: (i) CB shall invoice the Company on a monthly basis for all Services delivered during the preceding month; (ii) each such non-disputed invoice shall be payable within fifteen (15) days of the Company’s receipt thereof; and (iii) payment of all invoices in respect of the Services provided hereunder shall be made in U.S. Dollars ($) payable by wire transfer of immediately available funds to such account or accounts as may be designated from time to time by CB.

Article III.
Termination

Section 3.01         Scheduled Termination of Agreement.  Subject to Section 3.04, this Agreement shall terminate in its entirety upon the earliest to occur of (a) the date upon which CB shall have no continuing obligation to offer the Company the Services in accordance with Section 1.03 or Section 3.02 or (b) with the occurrence of an event described in Section 3.03.

Section 3.02         Termination as a Result of Breach.

Either Party (the “Non-Breaching Party”) may terminate this Agreement at any time upon prior written notice (given in accordance with Section 6.01) to the other Party (the “Breaching Party”) if the Breaching Party has failed (other than pursuant to Section 3.05) to perform any of its material obligations under this Agreement, and such failure shall have continued without cure for a period of fifteen (15) days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching Party seeking to terminate this Agreement.  For the avoidance of doubt, non-payment by the Company with respect to the Fees shall be deemed a breach for purposes of this Section 3.02 for which CB may terminate this Agreement.

Section 3.03          Termination Upon Insolvency.

If either Party (a) files a petition in bankruptcy, (b) becomes or is declared insolvent, or becomes the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency or the appointment of a receiver, (c) makes an assignment on behalf of all or substantially all of its creditors, or (d) takes any corporate action for its winding up or dissolution, then the other Party shall have the right to terminate this Agreement by providing written notice in accordance with Section 6.01.

Section 3.04          Effect of Termination.

Upon termination of this Agreement in its entirety pursuant to Section 3.01, all obligations of the Parties hereto shall terminate, except for the provisions of Article IV, Article V and Article VI, which shall survive any termination or expiration of this Agreement, provided that the Company shall remain obligated to pay any amounts owed, but unpaid, to CB as of the date of termination.

Section 3.05          Force Majeure.

The obligations of CB under this Agreement with respect to the Services shall be suspended during the period and to the extent that CB is prevented from providing the Services due to any causes beyond CB’s reasonable control (such causes, “Force Majeure Events”), including without limitation the following: (a) acts of God, (b) flood, fire or explosion, (c) war, invasion, terrorism, riot or other civil unrest, (d) governmental order or applicable Law, (e) embargoes or blockades in effect on or after the date of this Agreement, (f) action by any governmental authority, (g) national or regional emergency, (h) strikes, labor stoppages or slowdowns or other industrial disturbances, (i) absence of power, or (j) any other event which is beyond the reasonable control of such Party.  If CB suffers a Force Majeure Event, it shall give notice of suspension as soon as reasonably practicable stating the date and extent of such suspension and the cause thereof, and CB shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. CB shall not be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event.

Article IV.
Confidentiality

Section 4.01          Confidentiality Restrictions.

(a)         During the term of this Agreement and for two (2) years thereafter, each Party shall maintain in confidence and not disclose the other Party’s financial, technical, sales, marketing, development and personnel information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications or any other proprietary or confidential information, however recorded or preserved, whether written or oral (any such information, “Confidential Information”) other than for the Permitted Purpose or as otherwise permitted under the Purchase Agreement.  Each Party shall use the same degree of care, but no less than reasonable care, to protect the other Party’s Confidential Information as it uses to protect its own Confidential Information of like nature.  Unless otherwise authorized in any other agreement between the Parties, any Party receiving any Confidential Information of the other Party (the “Receiving Party”) may use Confidential Information only for the purposes of fulfilling its obligations under this Agreement (the “Permitted Purpose”) or as otherwise permitted under the Purchase Agreement.  Any Receiving Party may disclose such Confidential Information only to its professional advisors and other representatives (“Representatives”) who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 4.01 and the Receiving Party shall be liable for any breach of these confidentiality provisions by such persons; provided, however, that any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by a governmental order or by applicable Law, in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing Party (the “Disclosing Party”), and take reasonable steps to assist in protecting the Disclosing Party’s rights prior to disclosure, and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel in writing that it is legally bound to disclose under such governmental order or by applicable Law.

(b)         Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party can demonstrate: (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its Representatives in breach of this Section 4.01; (ii) was rightfully received from a third party without a duty of confidentiality; or (iii) was developed by it independently without any reliance on or reference to the Confidential Information. Furthermore, nothing in this Agreement shall supersede or replace any confidentiality requirements set forth in the Purchase Agreement, it being understood and agreed that if there is a conflict between this Agreement and the Purchase Agreement, the Purchase Agreement shall govern and control.

Section 4.02          Return of Confidential Information.

Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to all services described in Section 1.01, the Receiving Party shall promptly to return or destroy, at the Disclosing Party’s option, all Confidential Information.  If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing.

Article V.
Limitation on Liability; Indemnification

Section 5.01          Limitation on Liability.

In no event shall either Party have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the other Party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault.

Section 5.02          Indemnification.

(a)        The Company shall indemnify, hold harmless and defend CB, their Affiliates and their respective members, managers, officers, directors, partners, employees, contractors or agents (collectively, the “CB Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, charges and penalties, and other amounts paid in settlement (collectively, “Damages”) suffered or incurred by any CB Indemnified Person arising out of or in connection with (i) the  inaccuracy of any representation, warranty or covenant made by the Company hereunder, (ii) any breach by the Company of its obligations hereunder, or (iii) the negligence or willful misconduct of the Company or any of its members, managers, officers, directors, partners, employees, contractors or  agents.

(b)        CB will defend and indemnify the Company and its Affiliates and each of the foregoing’s respective members, managers, officers, directors, partners, employees, contractors or agents (collectively, the “Company Indemnified Parties”) from and against any and all Damages incurred by any of the Company Indemnified Parties that arise out of or in connection with (i) any inaccuracy of any representation, warranty or covenant made by CB hereunder, (ii) any breach of CB’s obligations hereunder or (iii) the negligence or willful misconduct of CB or any of its Affiliates, or any of its respective members, managers, officers, directors, partners, employees, contractors or agents in connection with the Services.

Article VI.
Miscellaneous

Section 6.01          Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand, (b) when sent by e-mail, or (c) one (1) Business Day following the day sent by overnight courier (charges prepaid), in each case, at the following addresses (or to such other address as a Party may have specified by notice given to the other Parties pursuant to this provision); provided, that any notice given by email shall also be sent by overnight carrier the following Business Day.

if to the Company or Purchaser:

c/o Alliant Insurance Services, Inc.
701 B Street, 6th Floor
San Diego, CA  92101
Attn: General Counsel
Email:  jbaumann@alliant.com

With a copy (which shall not constitute notice) to:

Morea Schwartz Bradham Friedman & Brown LLP
444 Madison Avenue, 4th Floor
New York, NY  10022
Attn:  Douglas M. Morea, Esq.
Email: dmorea@msbllp.com

if to CB:

City Bank
5219 City Bank Parkway
Lubbock, TX 79407
Attn: Cory T. Newsom, President
Email: cnewsom@city.bank

With a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP
1445 Ross Avenue, Suite 3700
Dallas, TX 75202
Attn: Brian R. Marek
Email: bmarek@HuntonAK.com

Section 6.02          Headings.

The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Article,” “Section” or other subdivision are to the corresponding Article, Section or other subdivision of this Agreement unless otherwise specified.

Section 6.03          Severability.

If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that this Agreement is consummated as originally contemplated to the greatest extent possible.

Section 6.04          Entire Agreement.

This Agreement, including Exhibit A, and the Purchase Agreement represents the entire understanding and agreement of the Parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter; provided, however, that in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Purchase Agreement, the Purchase Agreement shall control.

Section 6.05          Successors and Assigns.

No Party may assign or transfer this Agreement or any right, interest or obligation hereunder, directly or indirectly (by operation of Law or otherwise), without the prior written approval of Purchaser, on the one hand, and the Sellers, on the other hand.  Any assignment in violation of this Section 6.05 shall be void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 6.06          No Third-Party Beneficiaries.

Nothing in this Agreement, express or implied, is intended or shall be construed to give any rights to any Person or entity other than the Parties and their successors and permitted assigns.

Section 6.07          Amendment and Modification; Waiver.

This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Parties.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 6.08          Governing Law; Submission to Jurisdiction.

This Agreement shall be governed by and construed in accordance with the Laws of the State of California without giving effect to the choice of law principles of such state that would require or permit the application of the Laws of another jurisdiction. The Parties agree that any Claim arising out of or relating to the Transaction or to this Agreement, or the validity, interpretation, breach or termination thereof, including Claims seeking redress or asserting rights under any Law, shall be resolved exclusively in the state or federal courts sitting in the State of California.

Section 6.09          Counterparts.

This Agreement may be executed in one or more counterparts, including by facsimile or other electronic transmission (including e-mail and e-signatures), each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and to the extent applicable, the foregoing constitutes the election of the Parties to invoke any Law authorizing electronic signatures.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WINDMARK INSURANCE AGENCY, INC.

By:
Name: Cory T. Newsom
Title: Chief Executive Officer

CITY BANK

By:
Name: Cory T. Newsom
Title: President & Chief Executive Officer

EXHIBIT A
SERVICES

Description of Services:

1.	Accounting related services, including, but not limited to:
a.	Month End Financial Preparation
i.	Reconcile General Ledger Trial Balance items
1.	Balance Sheet Asset;
2.	Balance Sheet Liabilities;
3.	Adjusting Journal Entries;
ii.	Prepare internal operating statements
1.	Interim Financials
2.	Supporting Schedules
iii.	Facilitate General Ledger conversion with Purchaser
1.	Share information that impacts post close general ledger;
2.	Point person for communication;
3.	Entering Payroll General Journal Entries from Purchaser
a.	Purchaser HR will assume payroll April 1, 2023
b.	Purchaser will assume Benefits administration April 1, 2023
iv.	Bank Reconciliation
b.	Fiduciary Trust Account Operations:
i.	Application of premium deposits to receivables;
ii.	Payment of premium to carriers;
iii.	Application of premium to payables;
iv.	Introductory orientation and basic instruction to Purchaser team regarding trust operations;
v.	Transition of all GL functions – journal entries, closing of the books, financial statements, etc.;
vi.	Deposit and post direct bill commission to operating bank account;
vii.	Reconcile direct bill commission statements to policies;
viii.	Reconcile any unidentified direct bill commissions;
c.	IT Platform Maintenance and Support of:
i.	The Company email accounts (individual and group accounts);
ii.	Shared file server and document stored for the Company;
iii.	Desktops/laptops and related hardware for the Company;
iv.	Virtual desktops, authentication, and security
v.	Desktop (software) applications;
vi.	Phone system;
vii.	Assistance as necessary with transition of existing and legacy email accounts and shared files to Purchaser;
viii.	Transition of website, web domains and mail domains to Purchaser;
ix.	Transition of phone numbers to Purchaser;
x.	Transition of any software\licensing owned by the Company

Fees for Services: $6,000 per month.

Exhibit A